Exhibit 2.19

PHP15 BILLION 5.00% FIXED RATE CORPORATE SECURED NOTES

NOTES FACILITY AND SECURITY AGREEMENT

dated 19 December 2013

MCE LEISURE (PHILIPPINES) CORPORATION

as Issuer

MELCO CROWN (PHILIPPINES) RESORTS CORPORATION

MCE HOLDINGS (PHILIPPINES) CORPORATION

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION

as Guarantors and Pledgors

VARIOUS FINANCIAL INSTITUTIONS

as Noteholders

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

DEUTSCHE BANK AG, MANILA BRANCH

as Joint Lead Managers

PHILIPPINE NATIONAL BANK – TRUST BANKING GROUP

as Facility Agent, Registrar, Paying Agent and Security Trustee

Table of Contents

Section 1 CONSTRUCTION AND DEFINITION OF TERMS	1
1.1 Principles of Construction	1
1.2 Defined Terms	2
Section 2 THE FACILITY	18
2.1 The Facility	18
2.2 Procedure for Availment	19
2.3 Notes for the Facility	19
2.4 Repayment	20
2.5 Optional Redemption of the Notes	20
2.6 Mandatory Gaming Redemption	21
2.7 Change of Control Redemption	21
2.8 Interest	22
2.9 Exempt Security	22
2.10 Use of Proceeds	22
Section 3 PAYMENTS	22
3.1 Manner of Payments	22
3.2 Sharing of Payments	23
3.3 Ownership of the Notes	24
3.4 Discharge of Obligation	24
Section 4 TAXES	24
4.1 Taxes	24
Section 5 FEES	28
5.1 Agency Fee	28
Section 6 EXPENSES AND INDEMNIFICATION	28
6.1 Expenses	28
6.2 Indemnity	29
Section 7 REPRESENTATIONS AND WARRANTIES	29
7.1 Representations and Warranties	29
7.2 Repetition of Representations and Warranties	36
Section 8 COVENANTS AND UNDERTAKINGS	36
8.1 General Covenants	36
8.2 Information Covenants	38
Section 9 CONDITIONS PRECEDENT	40
9.1 Conditions for Availment	40
9.2 Additional Conditions for Availment	40
Section 10 EVENTS OF DEFAULT	41
10.1 Events of Default	41
10.2 Declaration of Default and Remedies	44
10.3 Waiver	44
Section 11 GUARANTY	45
11.1 Creation of Guaranty	45
11.2 Indemnity	45
11.3 Continuing Obligation	45
11.4 Discharge and Release	45
11.5 Waiver of Defenses	46
11.6 Demands	47
11.7 Representations and Warranties	47
11.8 Survival of Representations and Warranties	48
Section 12 PLEDGE	48
12.1 Pledge of Shares	48
12.2 Instruments and Proceeds of Pledged Shares	49
12.3 Representations and Warranties of the Pledgors	49
12.4 Survival of Representations and Warranties	50
12.5 Voting Rights	51
12.6 Covenants of the Pledgors	51

12.7 Security Trustee as Attorney-in-Fact of the Pledgors	52
12.8 Reasonable Care	53
12.9 Defaults and Remedies	53
12.10 Expenses	54
Section 13 THE FACILITY AGENT, REGISTRAR, AND PAYING AGENT	54
13.1 Appointment	54
13.2 Duties to the Noteholders	54
13.3 Exclusion of Liability	56
13.4 Duties of the Registrar	56
13.5 Duties of the Paying Agent	59
13.6 Meetings of Noteholders; Consent Solicitation	59
13.7 No Financial Liability	59
13.8 Reimbursement for Expenses	59
13.9 Liability and Appraisal	59
13.10 Rights and Discretions of the Facility Agent, Registrar and Paying Agent	60
13.11 Other Banking Transactions	61
13.12 Successor Facility Agent, Registrar and Paying Agent	61
Section 14 APPOINTMENT OF THE SECURITY TRUSTEE	62
14.1 Appointment	62
14.2 Duties of Security Trustee	63
14.3 Rights of Security Trustee	63
14.4 No Reliance	65
14.5 Indemnification	65
14.6 Resignation or Removal of Security Trustee	65
Section 15 MISCELLANEOUS PROVISIONS	66
15.1 Waiver; Cumulative Rights	66
15.2 Entire Agreement; Amendments	66
15.3 Governing Law	67
15.4 Venue for Suit	67
15.5 Severability of Provisions	67
15.6 Notices	67
15.7 Successors and Assigns	67
15.8 Set Off	67
15.9 Assignment and Participation	68
15.10 Interests Joint	68
15.11 Waiver of Confidentiality; Grant of Authority to Noteholders	69
15.12 Counterparts	69
15.13 Confidentiality	69

Schedule I NOTEHOLDERS AND COMMITMENTS	79
Schedule II ADDRESSES AND CONTACT DETAILS OF ALL PARTIES	80
Schedule III CONDITIONS PRECEDENT DOCUMENTS	84
Schedule IV DISCLOSURES	87
Schedule V PLEDGED SHARES	88
Exhibit A FORM OF NOTICE OF AVAILMENT	89
Exhibit B FORM OF PROMISSORY NOTE	90
Exhibit C FORM OF AVAILMENT CERTIFICATE	92
Exhibit D FORM OF DISCLOSURE STATEMENT	93
Exhibit E FORM OF COMPLIANCE CERTIFICATE	95
Exhibit F FORM OF SECTION 15.9 NOTICE	96
Exhibit G FORM OF ACCESSION AGREEMENT	97
Exhibit H FORM OF WRITTEN TRANSFER INSTRUCTIONS	100
Exhibit I FORM OF WRITTEN CONSENT OF A TRANSFEREE NOTEHOLDER	101
Exhibit J SETTLEMENT ACCOUNT DETAILS NOTICE	102
Exhibit K OPTIONAL REDEMPTION NOTICE	103
Exhibit L FORM OF PLEDGE SUPPLEMENT	104

NOTES FACILITY AND SECURITY AGREEMENT

This Notes Facility and Security Agreement (this “Agreement”) is dated 19 December 2013, and is made by and among the following parties:

(1)	MCE LEISURE (PHILIPPINES) CORPORATION as issuer (the “Issuer”);

(2)	MELCO CROWN (PHILIPPINES) RESORTS CORPORATION (“MCP”), MCE HOLDINGS (PHILIPPINES) CORPORATION (“MCE Holdings”) and MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION (“MCE Holdings 2”) as guarantors (each, a “Guarantor” and collectively, the “Guarantors”) and as pledgors (each, a “Pledgor” and collectively, the “Pledgors”);

(3)	The institutions listed in Schedule I (Noteholders and Commitments) as noteholders (collectively, the “Noteholders”);

(4)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED and DEUTSCHE BANK AG, MANILA BRANCH as joint lead managers (collectively, the “Joint Lead Managers”); and

(5)	PHILIPPINE NATIONAL BANK – TRUST BANKING GROUP as facility agent (in such capacity, the “Facility Agent”), as registrar (in such capacity, the “Registrar”), as paying agent (in such capacity, the “Paying Agent”) and, as security trustee (the “Security Trustee”).

Recitals

(A)	The Issuer desires to raise funds to fund its capital expenditure, to refinance its debt, and for general corporate purposes.

(B)	Pursuant to arrangements made by the Joint Lead Managers, the Noteholders are willing to make available to the Issuer a notes facility of up to an aggregate amount of PhP15 billion, subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, IT IS AGREED:

Section 1 CONSTRUCTION AND DEFINITION OF TERMS

1.1	Principles of Construction

(a)	Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 1.2 (Defined Terms).

(b)	The headings in this Agreement are inserted for convenience of reference only and shall not limit or affect the construction of the provisions hereof. Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa. Unless otherwise provided herein, all terms of accounting used herein shall be construed in accordance with PFRS as applied by the company to which they refer. References to “Schedule”, “Section” or “Exhibit” are references to the Schedules, Sections and Exhibits to this Agreement.

(c)	Reference in this Agreement or in any other Finance Document to any statute, law, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, re-designated, amended or extended from time to time, and reference in this Agreement or in any other Finance Document to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time.

(d)	References to any person or persons shall be construed as a reference to any permitted successors or assigns of such person or persons.

(e)	Accounting terms have the meanings assigned to them by PFRS, as applied by the accounting entity to which they refer.

(f)	The words “hereof,” “herein,” and “hereunder,” and words of similar import when used in any document, shall refer to such document as a whole and not to any particular provision of such document.

(g)	Any reference to “days” means calendar days, unless the term “Banking Days” is used. A day shall be construed as successive periods of 24 hours each.

(h)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(i)	This Agreement has been negotiated by the parties and any ambiguity in the language of the provisions shall not be construed for or against any party solely as a result of such party having drafted such language.

1.2	Defined Terms

The following terms, when used in this Agreement, shall have the following meanings:

“Accession Agreement” means the accession agreement in substantially the form of Exhibit G.

“Additional Pledged Shares” means any new or additional shares of stock (a) owned by an Obligor in a Subsidiary incorporated, established or acquired after the date of this Agreement, or (b) issued by a Relevant Company in favour of a Pledgor after the date of this Agreement, or (c) in the case of new or replacement nominee directors of the Relevant Company, the new shares of stock of the Relevant Company issued in order to qualify a new or replacement nominee director.

“Advance” means the advance denominated in Pesos made by a Noteholder to the Issuer pursuant to such Noteholder’s Commitment pursuant to Section 2.1 (The Facility).

“Affiliate” means, in relation to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” means any statute, law, regulation, ordinance, rule, final and non-appealable judgment, order or decree, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, application or administration of any of the foregoing by any Governmental Authority.

“Applicable Premium” means with respect to any redemption of a Note before the first anniversary of the Issue Date, the greater of: (1) 1% of the principal amount of the Notes; and (2) the excess if any of (a) the present value on such Optional Redemption Date representing (i) the redemption price of such Note to be redeemed on the first anniversary of the Issue Date plus (ii) all required interest payments on such Note to be redeemed until the first anniversary of the Issue Date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such Optional Redemption Date plus 50 basis points, less (b) the then outstanding principal amount of such Note to be redeemed;

“Authorization” means:

(a)	an authorization, consent, approval, resolution, franchise, license, exemption, filing, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Authorized Signatory” means any director or officer of the relevant Obligor authorized to sign any document required to be delivered under the Finance Documents as certified by the Corporate Secretary of such Obligor.

“Availability Period” means the period from and including the date of this Agreement and ending on the earliest of (i) 31 January 2014, (ii) the date the Commitments are fully drawn by the Issuer, and (iii) the date the Commitments are cancelled or terminated in accordance with the provisions of this Agreement.

“Available Facility” means the aggregate for the time being of each Noteholder’s Commitment.

“Availment” means each availment by the Issuer of the Facility pursuant to Section 2.2 (Procedure for Availment).

“Availment Certificate” means the certificate to be executed and delivered by the Issuer pursuant to Section 9.1(g).

“Banking Day” means a day, other than a Saturday, Sunday, legal or non-working holiday, on which commercial banks are generally open for the transaction of business in the Cities of Makati, Pasay City and Metro Manila, provided that, all other days not otherwise specified herein means calendar days, whether such periods are Banking Days or not.

“Beneficial owner”, with respect to any Voting Stock, includes any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (1) voting power which includes the power to vote, or to direct the voting of, such Voting Stock, and/or (2) investment power which includes the power to dispose, or to direct the disposition of, such Voting Stock. “Beneficially own” and “beneficial ownership” shall be construed accordingly.

“BIR” means the Philippine Bureau of Internal Revenue or any Governmental Authority that succeeds to the functions thereof.

“BSP” means the Bangko Sentral ng Pilipinas or any Governmental Authority that succeeds to the functions thereof.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means an event which occurs when any person or group of related Persons, other than the Permitted Holders, is or becomes the Beneficial Owner(s), directly or indirectly, of (a) more than 51% of the total voting power of the outstanding Voting Stock of the Issuer or (b) more voting power of the outstanding Voting Stock of the Issuer than those held by the Permitted Holders.

“Commitment” means the amount in Pesos set out opposite the name of a Noteholder under the heading “Commitments” in Schedule 1 (Noteholders and Commitments).

“Compliance Certificate” has the meaning given to it in Section 8.2(b) (Compliance Certificate).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes including deferred taxes, based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of period cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; plus

(6)	any goodwill or other intangible asset impairment charge; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with PFRS.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with PFRS, provided that:

(1)	the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2)	the net income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to PFRS will be excluded.

“Debt Securities” means any present or future indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities, and in each case having an original maturity of at least one year from the date of issue, that are of the type ordinarily quoted or traded on a stock exchange, over-the-counter or other securities market.

“Declaration of Default” means the declaration of the termination of the obligations of the Noteholder to extend or maintain the Advances by reason of one or more Events of Default pursuant to Section 10.2.

“Default” means an Event of Default or any event or circumstance specified in Section 10.1 (Events of Default), which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Environmental Laws” means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (a) the pollution or protection of, or compensation of damage or harm to the environment and (b) emissions, discharges or releases into, or the presence in, the environment or the use, treatment, storage, disposal, transportation or handling of hazardous substances.

“Environmental Claim” means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or regulatory authority relating to Environmental Law or the environment, health or safety related obligations of any agreement, laws and regulations of any jurisdiction.

“Event of Default” means any event or circumstance specified as such in Section 10.1 (Events of Default).

“Excluded Taxes” has the meaning given to it in Section 4.1(a).

“Facility” means the financing sought by and made available to the Issuer by the Noteholders in the principal amount of up to PhP15 billion.

“Fee Letters” means any letter or letters dated on or about the date of this Agreement between the Issuer and each of the Facility Agent, the Paying Agent, the Registrar and the Security Trustee in connection with the Finance Documents.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Notes;

(c)	the Parent Guarantee; and

(d)	the Fee Letters.

each a “Finance Document.”

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with PFRS and including, without limitation, land lease provisions.

“Finance Parties” means the Joint Lead Managers, the Facility Agent, Registrar, Paying Agent and Security Trustee, and the Noteholders, each a “Finance Party.”

“Financial Indebtedness” means with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payable), whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments of letters of credit (or reimbursement agreements in respect thereof);

(c)	in respect of banker’s acceptances;

(d)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(e)	representing Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with PFRS. In addition, the term “Financial Indebtedness” includes all Financial Indebtedness of others secured by a security interest on any asset of the specified Person (whether or not such Financial Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Financial Indebtedness of any other Person.

Financial Indebtedness shall be calculated without giving effect to the effects of PFRS to the extent such effects would otherwise increase or decrease an amount of Financial Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Financial Indebtedness.

Notwithstanding the foregoing, Financial Indebtedness will not include Finance Lease Obligations and Shareholder Subordinated Debt (other than for purposes of the definition of “Shareholder Subordinated Debt”). Finance Lease Obligations and Shareholder Subordinated Debt and their related interest and other expenses shall be excluded for the purposes of calculating Fixed Charges.

In addition “Financial Indebtedness” will not include (i) any capital commitments, deposits or advances from customers or any contingent obligations to refund payments (including deposits) to customers (or any guarantee thereof), or (ii) obligations of the Issuer or a Guarantor to pay the deferred and unpaid purchase price of property or services due to suppliers of equipment or other assets (including parts thereof) not more than one year after such property is acquired or such services are completed and the amount of unpaid purchase price retained by the Issuer or any Guarantors in the ordinary course of business in connection with an acquisition of equipment or other assets (including parts thereof) pending full operation or contingent on certain conditions during a warranty period of such equipment or assets in accordance with the terms of the acquisition; provided that, in each case, such Financial Indebtedness is not reflected as borrowings on the consolidated balance sheet of MCP (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected as borrowings on the balance sheet will not be deemed to be reflected on such balance sheet).

The amount of Financial Indebtedness of any Person at any time shall be the outstanding balance at such time of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(i)	the amount outstanding at any time of any Financial Indebtedness issued with original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of the original issue discount of such Financial Indebtedness at such time as determined in conformity with PFRS;

(ii)	money borrowed and set aside at the time of the incurrence of any Financial Indebtedness in order to prefund the payment of the interest on such Financial Indebtedness shall not be deemed to be “Financial Indebtedness” so long as such money is held to secure the payment of such interest; and

(iii)	the amount of or the principal amount of Financial Indebtedness with respect to any Hedging Obligation shall be equal to the net amount payable if such Hedging Obligation terminated at or prior to that time due to a default by such Person.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Financial Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)	acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(b)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with PFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)	the Fixed Charges attributable to discontinued operations, as determined in accordance with PFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

(d)	any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period;

(e)	any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period; and

(f)	if any Financial Indebtedness bears a floating rate of interest, the interest expense on such Financial Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Financial Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)	the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)	the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c)	any interest on Financial Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by the assets of such Person or one of its Subsidiaries, whether or not such guarantee or security interest is called upon.

“Gaming Authorities” means, in any jurisdiction in which the Parent Guarantor or any of its Subsidiaries or any Sponsor manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Parent Guarantor or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, resolutions, laws, regulations, instructions and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Parent Guarantor (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Parent Guarantor or any of its Subsidiaries or any Sponsor in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” means a license for operating games of chance and other casino games.

“Governmental Authority” means any nation or government, state or any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” each of MCP, MCE Holdings, MCE Holdings 2 and any other direct or indirect Subsidiary of MCP as and when such Subsidiary accedes to this Agreement by executing an Accession Agreement as a guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the information memorandum provided to the Noteholders concerning the Issuer, which, at the Issuer’s request and on its behalf, was prepared in relation to this transaction and distributed by the Joint Lead Managers and contains among others general information on the Issuer and its financial position.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow, topography and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of the Issuer (which may now or in the future subsist).

“Interest Payment Date” has the meaning assigned to that term in Section 2.8(a).

“Interest Rate” means 5.00% per annum.

“Investor Representation Letter” means a letter of firm commitment entered into or to be entered into by the Joint Lead Managers with each Noteholder around the date hereof regarding its Commitment.

“Issue Date” means the date when the Issuer shall issue a Note to a Noteholder, provided that such date shall be within the Availability Period.

“Joint Lead Managers” has the meaning assigned to that term in the Preamble.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Schedule III (Conditions Precedent Documents).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any applicable statutory limitation act, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and subject to defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, hypothecation, set-off or preferential arrangement of any kind or nature on or with respect to any asset, whatsoever, howsoever and wherever created or arising and whether consensual or non-consensual (including any agreement to give any of the foregoing and any conditional sale or other title retention agreement), in each case, to the extent securing payment or performance of a Financial Indebtedness prior to any general creditor of such Person notwithstanding that it may be documented as a sale, or absolute assignment of such assets under the laws applicable to the transfer of such assets.

“Majority Noteholders” means the Noteholders to whom are owed at any time at least 51% of the aggregate principal amount of the Notes outstanding, or if no amounts are then outstanding, the Noteholders whose Commitments constitute at least 51% of the aggregate outstanding Commitments of all of the Notes.

“Material Adverse Effect” means, an event or circumstance which has a material adverse effect on:

(a)	the condition (financial or otherwise), operations, business or assets of the Obligors (taken as a whole);

(b)	the ability of any of the Obligors to perform any of its obligations under the Finance Documents; or

(c)	the validity, legality or enforceability of any Finance Document or the rights or remedies of any Secured Party under any of the Finance Documents.

“Maturity Date” means the date that is the fifth anniversary of the Issue Date.

“MCP Financial Statements” means the audited consolidated financial statements of MCP as at December 31, 2012 and for the financial period from August 13, 2012 to December 31, 2012, and the unaudited condensed consolidated financial statements of MCP as at and for the nine months ended September 30, 2013, in each case as set forth or referred to in the Information Memorandum.

“Money Laundering Laws” means financial recordkeeping, reporting requirements, and money laundering statutes in the Philippines and of all jurisdictions in which MCP, the Issuer and the Parent Guarantor conduct business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued and administered or enforced by any governmental agency.

“Note” means each Note duly executed and delivered by the Issuer in favor of a Noteholder to evidence an Advance in respect of such Noteholder’s Commitment which shall be substantially in the form of Exhibit B (Form of Promissory Note) or, as the context may require, those of such Notes that remain outstanding.

“Noteholder” means any of the institutions listed in Schedule I (Noteholders and Commitments), or in case of any subsequent transfer, assignment or resale of the Notes as permitted under this Agreement, the registered transferee.

“Notice of Availment” means a notice substantially in the form of Exhibit A (Form of Notice of Availment), duly completed and executed by the Issuer pursuant to Section 2.2(a).

“Obligor” means each of the Issuer, the Guarantors and the Pledgors, and collectively, the “Obligors”.

“Optional Redemption Date” has the meaning given to it in Section 2.5(a) (Redemption of Notes).

“Optional Redemption Notice” has the meaning given to it in Section 2.5(a).

“Original Financial Statements” means the Parent Guarantor Financial Statements and MCP Financial Statements.

“Parent Guarantee” means the Guarantee executed by the Parent Guarantor in respect of the Notes.

“Parent Guarantor” means Melco Crown Entertainment Limited.

“Parent Guarantor Financial Statements” means the audited consolidated financial statements of the Parent Guarantor as at and for the financial years ended December 31, 2012 and 2011, and the unaudited condensed consolidated financial statements of the Parent Guarantor as at September 30, 2013 and for the nine months ended September 30, 2013 and 2012, in each case as set forth or referred to in the Information Memorandum.

“Party” means a party to this Agreement or any other Finance Documents.

“Payment Date” means an Interest Payment Date or the Principal Repayment Date.

“PDEx” means Philippine Dealing and Exchange Corporation.

“Permitted Financial Indebtedness” means the following Financial Indebtedness:

(1)	the incurrence by MCP or any of its Subsidiaries of additional Financial Indebtedness incurred for the purpose of financing the design, construction, installation or improvement of property, plant or equipment in connection with any expansion of the projects undertaken by MCP or any of its Subsidiaries as of the date of this Agreement, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness incurred pursuant to this paragraph (1), not to exceed 200 million United States Dollars;

(2)	the incurrence by MCP or any of its Subsidiaries of Financial Indebtedness existing on the date of this Agreement other than Financial Indebtedness described in paragraphs (1) and (3);

(3)	the incurrence by MCP and its Subsidiaries of Financial Indebtedness represented by the Notes (other than additional notes) and the related Guarantee;

(4)	the incurrence by MCP or any of its Subsidiaries of Financial Indebtedness represented by mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of MCP or any of its Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness incurred pursuant to this paragraph (4), not to exceed the greater of (a) PhP800 million and (b) 5% of Total Assets at any time outstanding;

(5)	the incurrence by MCP or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness (other than intercompany Financial Indebtedness) that was permitted by this Agreement to be incurred under Section 8.1(d) or paragraphs (1), (2), (3), (4), (5) or (13) herein;

(6)	(a) obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal and surety bonds and completion or performance guarantees (including the guarantee of any land grant) provided by MCP or any of its Subsidiaries in the ordinary course of business and (b) Financial Indebtedness constituting reimbursement obligations with respect to letters of credit or trade or bank guarantees (including for land grants) issued in the ordinary course of business to the extent that such letters of credit, trade or bank guarantees (including for land grants) are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than 30 days following receipt of a demand for reimbursement;

(7)	the incurrence by MCP or any of its Subsidiaries of intercompany Financial Indebtedness between or among MCP and/or any of its Subsidiaries;

(8)	the incurrence by MCP or any of its Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by MCP or any of its Subsidiaries of Financial Indebtedness of MCP or its Subsidiary permitted to be incurred in this Agreement; provided that if the Financial Indebtedness being guaranteed is subordinated to or pari passu in right of payment with the Notes, then the guarantee shall be subordinated or pari passu or in right of payment, as applicable, to the same extent as the Financial Indebtedness guaranteed;

(10)	the incurrence by MCP or any of its Subsidiaries of Financial Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Financial Indebtedness is extinguished within five Banking Days of its incurrence;

(11)	Financial Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds, or performance bonds securing any obligation of MCP or any of its Subsidiaries pursuant to such agreements, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary, other than guarantees of Financial Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability in respect of all such Financial Indebtedness shall at no time exceed the gross proceeds actually received in connection with such disposition;

(12)	obligations in respect of Shareholder Subordinated Debt;

(13)	Financial Indebtedness of any Person incurred and outstanding on the date on which such Person becomes a Subsidiary of MCP or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) MCP or any of its Subsidiaries (other than Financial Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was otherwise acquired by MCP or its Subsidiary or (b) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause, that at the time of such acquisition or other transaction, MCP would have been able to incur PhP1.00 of additional Financial Indebtedness pursuant to the first paragraph of this covenant after giving pro forma effect to the relevant acquisition and the incurrence of such Financial Indebtedness pursuant to this clause (13); and

(14)	the incurrence by MCP or its Subsidiaries of additional Financial Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness incurred pursuant to this clause (14), not to exceed PhP800 million.

“Permitted Holders” means, in relation to Change of Control, any or all of the following (a) the Parent Guarantor, (b) MCP, and (c) any controlled Affiliates of any of the foregoing.

“Permitted Liens” means,

(1)	Liens in favor of the Finance Parties;

(2)	Liens securing the Shareholder Subordinated Debt;

(3)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with PFRS has been made therefor; and

(4)	Liens arising out of judgments against a Person not giving rise to an Event of Default, with respect to which such person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with PFRS shall have been made therefor.

“Permitted Refinancing Indebtedness” means any Financial Indebtedness of the Issuer or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Financial Indebtedness of the Issuer or any Guarantors (other than intercompany Financial Indebtedness); provided that:

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Financial Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Financial Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than either (i) the final maturity date of the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) the final maturity date of the Notes;

(c)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the Weighted Average Life to Maturity of the portion of the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(d)	if the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(e)	such Financial Indebtedness is incurred either by the Issuer or by the Guarantors that was the obligor on the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Financial Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means an individual, corporation, partnership, joint venture, unincorporated association, trust or juridical entity, or any Governmental Authority.

“Pesos” and “PhP” means the lawful currency of the Republic of the Philippines.

“Peso Disbursement Account” has the meaning given to it in Section 2.2(d) (Procedure for Availment).

“PDST-F” means Philippine Dealing System Treasury – Fixing Rate, the reference rates displayed as of 11:16 a.m. on the second Banking Day prior to the redemption date on the Philippine Dealing and Exchange (“PDEx”) terminal or the page (PDSTSY) in the Reuters terminal where the average of the best sixty percent (60%) of the live bids of the fixing banks in the secondary market for the purchase of the Peso-denominated treasury bills and bonds are published daily.

“PFRS” means Philippine Financial Reporting Standards which includes statements named PFRS and Philippine Accounting Standards and Philippine Interpretations from the International Financial Reporting Interpretations Committee issued by the Financial Reporting Standards Council or, at any time, generally accepted accounting principles in the Philippines in conformity with international accounting standards in effect at such time.

“Pledge” means the pledge, assignment, hypothecation, transfer, delivery, set over and grant to the Security Trustee for the benefit of the Secured Parties, of all of the rights, title and interests in and to the Pledged Shares and the Additional Pledged Shares by each of the Pledgors.

“Pledged Shares” means, with respect to each Pledgor, all the issued and outstanding shares registered in the name of such Pledgor which are listed opposite such Pledgor’s names in Schedule V, all of which on the date of signing of this Agreement constitute 100% of the outstanding capital stock in MCE Holdings, MCE Holdings 2 and the Issuer, and upon execution of a Pledge Supplement, any Additional Pledged Shares.

“Pledge Supplement” has the meaning ascribed to such term in Section 12.1.

“Pledgor” each of MCP, MCE Holdings, MCE Holdings 2 and any other direct or indirect Subsidiary of MCP as and when such Subsidiary accedes to this Agreement by executing an Accession Agreement as a pledgor.

“Principal Repayment Date” means the Maturity Date.

“Prorata Percentage” means, at any time, the proportion, expressed as a percentage, of: (a) the aggregate of the principal, interest and other amounts outstanding under or in connection with the Finance Documents at such time; to (b) the aggregate Financial Indebtedness of the Issuer at such time.

“Qualified Institutional Lenders” means the “primary institutional lenders” as defined under SRC Rule 9.2(2)) (B) of the Amended Implementing Rules and Regulations of the SRC.

“Record Date,” as used with respect to each Payment Date, means the fifth Banking Day immediately preceding any such Payment Date, provided that, if such day falls on a day which is not a Banking Day, the Record Date shall be the immediately succeeding Banking Day.

“Relevant Company” means each of MCE Holdings, MCE Holdings 2, the Issuer and any direct or indirect Subsidiary of MCP whose shares are pledged pursuant to an Accession Agreement and Pledge Supplement.

“Relevant Jurisdiction” means, in relation to the Issuer: (a) its jurisdiction of incorporation, and (b) any jurisdiction where it conducts its business.

“RTGS” means real time gross settlement.

“Sanctions Laws” means (i) any U.S. economic sanctions related to or administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (including, without limitation, the designation as a “specially designated national or blocked person” thereunder) or the U.S. Department of State, (ii) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the U.S. Iran Sanctions Act, all as amended, or any of the foreign assets control regulations of the U.S. Department of the Treasury (including, without limitation, 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (iii) any sanctions measures imposed by the United Nations Security Council or European Union.

“Secured Obligations” shall mean the aggregate amount of the Notes, interest thereon including penalties and default interest, applicable fees and charges and all other amounts payable by the Obligors under this Agreement and other Finance Documents.

“Secured Parties” means the Facility Agent, Registrar and Paying Agent, the Security Trustee and the Noteholders, each a “Secured Party.”

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shareholder Subordinated Debt” means, collectively, any debt provided to the Issuer or any Guarantor by the Parent Guarantor or any direct or indirect Subsidiary of the Parent Guarantor, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(a)	does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Capital Stock);

(b)	does not (including upon the happening of any event) require the payment of cash interest prior to the maturity of the Notes;

(c)	is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the applicable Issuer;

(d)	does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture; and

(e)	is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock of the Issuer.

“Sponsors” means Melco International Development Limited and Crown Resorts Limited (formerly known as Crown Limited).

“SRC” means the Securities Regulation Code (Republic Act No. 8799).

“Subsidiary” means any company or other business entity of which the first company owns or controls (either directly or indirectly through another or other Subsidiaries) more than 50% of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or other business entity, or any company or other business entity which at any time has its accounts consolidated with those of the first company under Philippine Financial Reporting Standards (“PFRS”), or which under Philippine law, regulations or PFRS from time to time, should have its accounts consolidated with those of the relevant company.

“Taxes” means any present or future taxes (including documentary stamp tax, gross receipts tax or value-added tax), levies, imposts, duties, filings and other fees or charges imposed by any Governmental Authority on account of the transactions contemplated by the Finance Documents, but excluding the Excluded Taxes.

“Termination” means, with respect to this Agreement, (a) the occurrence of all of the following: (i) the payment in full of all obligations of the Issuer under the Finance Documents (other than indemnity obligations that are not due and payable), and (ii) the termination in whole of the Commitments of the Noteholders hereunder, or (b) the cancellation of the Facility by the Issuer.

“Total Assets” means, as of any date, the consolidated total assets of MCP and its Subsidiaries in accordance with PFRS as shown on the most recent consolidated financial statements of MCP (which may be internal financial statements), provided that Total Assets shall be calculated after giving pro forma effect to include the cumulative value of all equipment, property or assets the acquisition, construction or improvement of which requires or required the incurrence of Financial Indebtedness and calculation of Total Assets in each case as of such date, as measured by the purchase price or cost therefor or budgeted in good faith by the Issuer.

“Transferee” means a Qualified Institutional Lender to which a Noteholder seeks to assign and transfer all or any portion of its rights and interests pursuant to Sections 13.4 and 15.9 hereof.

“Treasury Rate” means of any redemption date, the weekly average yield on actually traded Philippines treasury securities adjusted to a constant maturity of one year calculated based on PDST-F, where any such Treasury Rate shall be obtained by the Issuer.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, manager, or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Financial Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Financial Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Financial Indebtedness.

Section 2 THE FACILITY

2.1	The Facility

Each Noteholder jointly agrees, upon the terms and subject to the conditions hereinafter set forth, to make its Commitment available in Pesos to the Issuer in one Advance on any Banking Day within the Availability Period. Each Noteholder shall not have any obligation to make an Advance hereunder after the Availability Period.

2.2	Procedure for Availment

(a)	At least three Banking Days (or such shorter period as may be agreed by the Facility Agent in consultation with the Noteholders) prior to the proposed Issue Date, the Issuer shall deliver to the Facility Agent (with sufficient photocopies of the documents for the Noteholders) (i) a Notice of Availment, which shall be substantially in the form of Exhibit A (Form of Notice of Availment), and (ii) other than the Notes (which shall be delivered pursuant to Section 2.3(b)), documents required to be submitted under Section 9 (Conditions Precedent) for the Availment, as the case may be. The Notice of Availment, once delivered to the Facility Agent, shall be irrevocable and binding on the Issuer.

(b)	Not later than the next Banking Day following the receipt by the Facility Agent of the Notice of Availment, the Facility Agent shall notify each Noteholder in writing and deliver copies of the documents received pursuant to Section 2.2(a) above to each Noteholder, such documents being duly certified by the Facility Agent as faithful copies of the originals, provided that, any document received by the Facility Agent after 5:00 p.m. on a Banking Day shall be deemed received on the immediately succeeding Banking Day.

(c)	No later than the Banking Day prior to the Issue Date, the Facility Agent shall issue a certificate that the requirements under Section 9 (Conditions Precedent) have been sufficiently and satisfactorily complied with by the Issuer.

(d)	On the Issue Date, each Noteholder (i) shall make available to the Paying Agent the amounts of its Advance by crediting the account of the Paying Agent at the Philippine National Bank before 11:00 a.m., Manila time, and (ii) submit to the Issuer via facsimile or via e-mail of a copy of its RTGS remittance instructions no later than 11:00 a.m. The Paying Agent shall credit the account of the Issuer, the details of which are specified in the Notice of Availment (the “Peso Disbursement Account”), no later than 2:00 p.m. on the Issue Date. The Facility Agent shall notify the Noteholders in writing of the credit of the Advances to the Peso Disbursement Account.

(e)	The failure of any Noteholder to make the Advance in accordance with its Commitment shall not relieve the other Noteholders of their joint obligations to do so and shall not relieve the Issuer of its obligations to the other Noteholders hereunder in respect of the Notes issuance. In such event, no other Noteholder shall be liable for the obligations of such defaulting Noteholder or be obligated in any event to make the Advance on the Issue Date in excess of its Commitment.

2.3	Notes for the Facility

(a)	The Advance of each Noteholder shall be evidenced by a Note. Each Note shall be dated as of the applicable Issue Date and payable to the order of the Noteholder in the amount of its Advance evidenced thereby.

(b)	Not later than 11:00 a.m. one Banking Day prior to the Issue Date, the Issuer shall deliver a photocopy of the duly executed Notes to the Facility Agent which the Facility Agent shall provide to the Noteholder. Not later than 9:00 a.m. of the Issue Date, the Issuer shall deliver duly executed Notes to the Facility Agent, which the Facility Agent shall hold in escrow on behalf of the Issuer. Subject to the fulfilment of all relevant conditions in Section 9 (Conditions Precedent), the Facility Agent shall deliver the Note to a Noteholder upon receipt of confirmation that the Advance of such Noteholder is credited to the Peso Disbursement Account; provided, however, that in case the payment of any Noteholder is not credited to the Peso Disbursement Account on or before 2:00 p.m. of the Issue Date pursuant to Section 2.2(d)(ii), the Issuer shall have the sole option to declare the Notes delivered by the Facility Agent to such Noteholder under this paragraph, as well as all obligations of the Issuer under such Notes and this Agreement pertaining to such Noteholder, null and void without need of any further act or deed and such Notes shall immediately be returned by the Noteholder concerned to the Facility Agent for cancellation. At the written request of the Issuer, the Facility Agent shall thereafter deliver the cancelled Notes to the Issuer.

(c)	The Notes shall be substantially in the form attached hereto as Exhibit B (Form of Promissory Note) and registered with the Registrar in the name of the Noteholder. The Notes shall be transferable only in the books of the Registrar.

2.4	Repayment

(a)	The Issuer shall repay the principal amounts on all the Notes on the Principal Repayment Date.

(b)	Upon full payment of the Notes, the same shall be surrendered by the relevant Noteholder to the Facility Agent who shall immediately thereafter cause the Notes to be cancelled. At the written request of the Issuer, the Facility Agent shall thereafter deliver the cancelled Notes to the Issuer.

2.5	Optional Redemption of the Notes

(a)	The Issuer may at its option redeem the Notes, in whole or in part, at any time and from time to time, upon giving the Facility Agent written notice, which shall be in substantially the form of Exhibit K, of the proposed optional redemption (“Optional Redemption Notice”) no less than thirty (30) calendar days prior to the date of the proposed optional redemption (“Optional Redemption Date”), which notice, once received by the Facility Agent, shall be irrevocable and binding on the Issuer.

(b)	On the Optional Redemption Date, the Issuer shall pay the sum of:

(i)	the redemption price which shall be equal to:

(1)	if the right to redeem the Notes under this Section 2.5 (Optional Redemption of the Notes) is exercised by the Issuer prior to the first anniversary of the Issue Date, 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium; or

(2)	if the right to redeem the Notes under this Section 2.5 (Optional Redemption of the Notes) is exercised by the Issuer after the first anniversary of the Issue Date, the applicable percentage of the principal amount of the Notes to be redeemed during the year indicated below, as set forth in the table below:

Period	Redemption Price
Year commencing on the first anniversary of the Issue Date	102%
Year commencing on the second anniversary of the Issue Date	101%
Year commencing on the third anniversary of the Issue Date	100%
Year commencing on the fourth anniversary of the Issue Date	100%

and,

(ii)	accrued and unpaid interest, if any, as of the Optional Redemption Date.

2.6	Mandatory Gaming Redemption

If any Gaming Authority of any jurisdiction in which the Parent Guarantor, or any of its Subsidiaries or any Sponsor conducts or proposes to conduct gaming business requires that a Noteholder or beneficial owner of the Notes must be licensed, qualified or found suitable under any applicable Gaming Laws, and the Noteholder or beneficial owner fails to apply or become licensed, qualified or is found unsuitable within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or such Noteholder or beneficial owner is notified by such Gaming Authority that such Noteholder or beneficial owner will not be so licensed, qualified or found suitable, then the Issuer will have the right, at its option, within 30 days of receipt of such finding by the applicable Gaming Authority (or such earlier date as may be required by the applicable Gaming Authority) (1) to require such Noteholder or beneficial owner to dispose of such Noteholder’s or beneficial owner’s Notes or (2) to call for redemption of the Notes of such Noteholder or beneficial owner at a redemption price equal to 100% of the principal amount of the Notes. In connection with any such redemption, and except as may be required by a Gaming Authority, the Issuer will comply with the procedures contained in this Section and any other relevant provisions of this Agreement.

2.7	Change of Control Redemption

(a)	In the event of a Change of Control, each Noteholder shall have the option to cancel its Commitment and require the Issuer to prepay all (but not some) of the Notes to such Noteholder in full, without premium or penalty and to pay (i) all accrued interest thereon to the date of prepayment and (ii) a redemption price equivalent to 101% of the principal amount of the Notes of such Noteholder within 30 days from receipt of a written demand from such Noteholder.

(b)	Where a Noteholder shall require the application of this Section 2.7 (Change of Control Redemption) upon the happening of a Change in Control, the Facility Agent shall notify the Issuer of such fact within five Banking Days from its receipt of a written notice from such Noteholder requiring the application of this Section 2.7 (Change of Control Redemption).

(c)	Without in any way limiting, reducing or otherwise qualifying the rights of any Noteholder or the obligation of the Issuer, if circumstances are such that the Issuer may be required to make a prepayment under Section 2.7(a), any Noteholder shall, upon becoming aware of the same, notify the Facility Agent thereof and, to the extent that it can do so without prejudice to its own position and to the extent permitted by law, take reasonable steps to mitigate the effects of such circumstances on the Issuer.

2.8	Interest

(a)	The Issuer shall pay interest on the unpaid principal amount of each Note semi-annually in arrears on the dates specified as the Interest Payment Dates on the Note (each, an “Interest Payment Date”), provided that the first Interest Payment Date shall be no later than the date that is six months after the Issue Date of the Note and each of the subsequent Interest Payment Date shall have a six-month interval from the immediately preceding Interest Payment Date. The Issuer will make each interest payment on the Interest Payment Date to the Noteholders of record as of the Record Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b)	The applicable interest rate for the Notes shall be the Interest Rate.

(c)	Without prejudice to the provisions of Section 10.2 (Declaration of Default and Remedies), if the Issuer fails to make payment of any amount payable by it hereunder when due (including, but not limited to, payment of interest and repayment of principal and whether at the stated maturity, by acceleration or otherwise), the Issuer shall pay interest on such past due and unpaid amount from and including the due date up to the date of payment in full (both before as well as after judgment), at a rate of 1% per month, which, for avoidance of doubt, shall be in addition to the Interest Rate for payments of interest under this Section 2.8.

2.9	Exempt Security

The Notes are issued as an exempt security under Rule 9.2(2)B of the amended implementing rules and regulations of the SRC. The Notes may be issued to, or purchased by and transferred to not more than nineteen (19) Qualified Institutional Lenders only at any given time as provided in Sections 13.4 and 15.9 below. Each Noteholder represents and warrants that: (i) it is and shall continue to be a Qualified Institutional Lender as of the Issue Date and for as long as it is a Noteholder; and (ii) the Notes are acquired by the Noteholder for and on its own behalf and not for the account of other entities or persons.

2.10	Use of Proceeds

The Issuer agrees that it will use the proceeds of each Availment solely to fund its capital expenditure, to refinance its debt and for general corporate purposes.

Section 3 PAYMENTS

3.1	Manner of Payments

(a)	At least thirty (30) Banking Days prior to any relevant Payment Date, the Paying Agent shall submit to the Issuer a notice containing the amount of interest and/or principal payable on such relevant Payment Date and the amount of any costs, expenses, indemnities and Taxes due to each Noteholder, if any.

(b)	In order to provide for the payment of principal and interest (including default interest) in respect of the Notes as the same becomes due and payable, the Issuer shall remit to the Paying Agent via RTGS an amount equal to the amount of principal and/or, as the case may be, interest falling due in respect of such Notes not later than 11:00 a.m. on the day on which such payment becomes due. The withholding tax, if any, shall be remitted to the BIR by the Issuer in accordance with the BIR rules and regulations. The Issuer shall, within ten days from such remittance, provide the Facility Agent with three original copies of the relevant Certificate of Taxes Withheld, for distribution by the Facility Agent to the Noteholders.

(c)	The Noteholder, shall submit to the Issuer through the Facility Agent, all pertinent information for remittance of the withholding tax and preparation of the Certificate of Taxes Withheld including:

(i)	BIR taxpayer identification number of the Noteholder;

(ii)	Registered name of the Noteholder; and

(iii)	Registered address of the Noteholder.

(d)	Any payments made to the Noteholders under this Agreement shall be applied in the following order:

(i)	payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Paying Agent, the Registrar, the Security Trustee and the Joint Lead Managers under the Finance Documents;

(ii)	payment pro rata of penalties and default interest (if any);

(iii)	payment pro rata of any accrued interest or any other fees due and payable under the Finance Documents;

(iv)	payment pro rata of the principal amount of the Notes due and payable under the Finance Documents; and

(v)	payment pro rata of any other sum due and payable under the Finance Documents.

(e)	Upon receipt by the Paying Agent of such principal or interest under Section 3.1(b), the Paying Agent shall remit the amounts due to each Noteholder through RTGS in such settlement account nominated by a Noteholder by delivering Exhibit J or make available the amounts due to each Noteholder by manager’s check not later than 11:00 a.m. on the relevant Payment Date. Manager’s checks delivered pursuant to this Section 3.1(e) shall be drawn against a bank duly licensed by the BSP located in Makati City, Metro Manila and value dated as of the relevant Payment Date.

In case of payment to the Noteholders via manager’s checks, the Paying Agent shall, prior to release of the checks to an authorized representative of the Noteholders, verify the signature of the Noteholder in the letter of authority and the identification documents presented by such authorized representative of the Noteholder.

(f)	If any payment hereunder or under the Notes would otherwise be due on a day that is not a Banking Day, the amounts due on such day shall be paid on the next succeeding day that is a Banking Day without adjustment in the amount of interest to be paid.

3.2	Sharing of Payments

Each Noteholder agrees that if it shall, through the exercise of a right of banker’s lien or similar right or by reason of the operation of legal compensation or on account of any voluntary payment by the Issuer, obtain payment in respect of its Notes, as a result of which the outstanding amount of its Notes is proportionately less than the outstanding amount of the Notes of the other Noteholders, the Noteholder receiving the payment shall immediately notify the Facility Agent and the other Noteholders thereof, and shall promptly purchase for cash, without recourse, such portion of amounts due to the other Noteholders as will result in each Noteholder receiving its ratable portion of such excess amount, provided, that, to the extent that such excess or any portion thereof is subsequently recovered from the purchasing Noteholders, their purchase shall be rescinded and the price repaid without interest. Such adjustments shall be made from time to time as shall be equitable to ensure that all the Noteholders share pro rata in all payments made by the Issuer in respect of the Notes (including those made subject to a banker’s lien or legal compensation pursuant to the preceding sentence). Nothing herein contained shall in any way affect the right of any Noteholder to retain any payment obtained from the Issuer in respect of any Financial Indebtedness other than the Financial Indebtedness under this Agreement or the Notes. Any taxes and costs resulting from the purchase of such portion of amounts due to the other Noteholders shall be borne by the Noteholder exercising the rights and obtaining payment of its Notes as contemplated under this Section 3.2.

3.3	Ownership of the Notes

Prior to due presentment of any Note for registration of transfer, the Person in whose name such Note is registered with the Registrar shall be deemed the owner thereof for all purposes of this Agreement, and payment of the principal or of interest on such Notes shall be made only to, or upon the order in writing of, such registered Noteholder subject, however, to the provisions hereof on the closing of the register of the Notes on a Record Date for purposes of any Payment Date or in connection with the redemption or early redemption of the principal. All such payments shall be valid and effectual to satisfy and discharge the liability upon such Notes to the extent of the sum or sums so paid.

3.4	Discharge of Obligation

Principal, interest and any other sums payable under the Notes shall be considered paid and the Issuer’s obligation to pay discharged, to the extent of the amount so paid, at the time payment of such principal, interest and other sums payable under the Notes is actually received by the Paying Agent in immediately available funds, which shall remit such amounts to the Noteholders on the relevant Payment Date.

Section 4 TAXES

4.1	Taxes

(a)	All payments due to the Noteholders, whether of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim, free and clear of, and without deduction or withholding for or on account of, any Taxes, all of which shall be for the account of the Issuer and paid by it directly to the relevant taxing or other authority when due or in the case of gross receipts tax, to the Noteholders, with a certified true copy of the relevant tax receipt, as applicable, to be furnished by the Issuer to the Facility Agent within 10 days from date of payment. If the Issuer at any time shall be required by law to make any deduction or withholding in respect of Taxes from any payment hereunder, the sum payable by the Issuer to the Noteholders shall be increased as will result in the receipt by the Noteholders, after such deduction or withholding, of the amount that would have been received if such deduction or withholding had not been required, provided that, the Issuer shall not be liable for (i) taxes on the overall income of a Noteholder (other than a creditable withholding tax which shall be subject to gross-up as set forth in this Section 4.1(a) and withheld and paid by the Issuer as the withholding agent), and (ii) any withholding tax on any amount payable to a Noteholder which is a non-Philippine resident foreign corporation (the “Excluded Taxes”) and such Excluded Taxes, for the avoidance of doubt, shall not be subject to gross up, provided further, that any sums payable by the Issuer to tax exempt entities shall be paid in full without deductions for taxes, duties, assessments or governmental charges on the condition that Section 4.1(g) and (h) shall have been fully complied with.

(b)	Except as otherwise provided in Section 4.1(g), the Issuer shall pay within the period required by Applicable Law any and all Taxes (including, without limitation, the documentary stamp taxes) imposed on or with regard to any aspect of the transaction contemplated by this Agreement. In the event that a Secured Party shall be required to pay Taxes on or with regard to the execution, formalization, registration or perfection of the Finance Documents or any other documentation contemplated hereunder or delivered pursuant hereto, or on, or in relation to, any sum received or receivable by such Secured Party under the Finance Documents or any liability in respect of such Taxes is asserted, imposed, levied or assessed against such Secured Party, such Secured Party shall notify the Facility Agent of the event giving rise to the claim and provide such appropriate evidence of such payment as that Secured Party may reasonably be able to provide, whereupon the Facility Agent shall notify the Issuer thereof and any such evidence received. The Issuer shall, within 30 days of the demand of the Facility Agent, pay an amount equal to the Secured Party’s loss or liability as a result of or an account of such payment.

(c)	The Issuer agrees to pay to each Noteholder, the amount of gross receipts tax, if any, payable by such Noteholder, on account of (i) interest paid by the Issuer pursuant to Section 2.8 (including default interest), (ii) interest paid by the Issuer pursuant to Section 2.5 (Optional Redemption of Notes), Section 2.6 (Mandatory Gaming Redemption) and Section 2.7 (Change of Control Redemption), and (iii) fees payable to such Secured Party, provided that upon request by the Issuer, the Noteholder shall submit a certification by such Noteholder that such amount of gross receipts tax is payable by such Noteholder. Payment to each Noteholder of the amount of such gross receipts taxes, if applicable, shall be made by the Issuer simultaneously with the payment of such accrued interest or such default interest, as the case may be.

(d)	In case of an Optional Redemption by the Issuer under Section 2.5 (Optional Redemption of Notes), Section 2.6 (Mandatory Gaming Redemption) or Section 2.7 (Change of Control Redemption) the Issuer shall pay to each affected Noteholder, simultaneously on the date of payment, such amount as shall be certified by such Noteholder as being the amount of Taxes (including but not limited to any gross receipts tax but excluding Excluded Taxes) payable by such Noteholder arising from adjustments in the liabilities of such Noteholder for such Taxes by reason of such payment.

(e)	Within 10 days from remittance to the BIR of a creditable withholding tax, the Issuer shall submit to such Noteholder an original copy of BIR Form No. 2307 (Certificate of Creditable Tax Withheld at Source).

The Noteholder shall submit to the Issuer through the Facility Agent all pertinent information for remittance of the withholding tax and preparation of the BIR Form No. 2307 (Certificate of Taxes Withheld at Source) including:

(i)	BIR taxpayer identification number of the Noteholder;

(ii)	Registered name of the Noteholder; and

(iii)	Registered address of the Noteholder.

(f)	Each Noteholder which has provided evidence that gross receipts tax in Section 4.1(c) is payable by the Noteholder covenants that in case of any change in existing laws, relevant tax treaties, circumstances, or regulations that would result in gross receipts being no longer payable on account of: (i) interest paid by the Issuer pursuant to Section 2.8 (including default interest), (ii) interest paid by the Issuer pursuant to Section 2.5 (Optional Redemption of Notes), and Section 2.6 (Mandatory Gaming Redemption), and (iii) fees payable to such Secured Party, the Noteholder shall promptly notify the Issuer and Facility Agent thereof in writing.

The Noteholder also undertakes to immediately notify the Issuer in writing of any order, ruling, amendment or supervening event that would result in gross receipts tax being no longer payable by the Noteholder within five days from the Noteholder’s knowledge of the issuance of such order, ruling or amendment or within five days from the happening of any supervening event.

In the event that the Noteholder fails to comply with the first paragraph of this Section 4.1(f), the Issuer shall have (a) the right and authority to unilaterally withhold from the amount of interest, principal, or other sums payable to the Noteholder the amount equal to the gross receipts tax overpaid without need for any notice or demand whatsoever, or (b) the right to be indemnified by such Noteholder for any and all amounts as it may have paid to such Noteholder pursuant to Section 4.1(c).

(g)	In case a Noteholder is exempt from or is not subject to any withholding tax, such Noteholder may avail itself of such exemption and shall submit to the Issuer, through the Facility Agent:

(i)	pertinent documentation evidencing its tax-exempt status duly certified as “true copy” by the relevant officer of the BIR; and

(ii)	any other document that may be required in order to avail of such tax exemption.

In addition to such evidence of tax-exempt status, such Noteholder shall submit the following:

(1)	name of the Noteholder;

(2)	outstanding principal amount of Notes held;

(3)	inclusive dates of the Notes held within any interest period; and

(4)	amount of interest due to the Noteholder for the relevant interest period.

In the event of any subsequent transfer of the Notes to a tax-exempt transferee or transferees, the new Noteholder or Noteholders shall deliver the documents and information required under this Section 4.1(g) to the Facility Agent.

(h)	Each Noteholder availing itself of the tax exemption privilege under Section 4.1(g) makes the following representations, warranties and covenants:

(i)	It is entitled to the tax benefits as contemplated under Section 4.1(g) of this Agreement.

(ii)	It undertakes and warrants that in case of change in existing laws, relevant tax treaties, circumstances, or regulations that would result in the ineligibility of the (1) accrued interest to be paid by the Issuer pursuant to Section 2.8(a), and (2) any default interest to be paid by the Issuer pursuant to Section 2.8(c), to the benefits described in paragraph (i) above, or otherwise subjected to tax, the Noteholder shall promptly notify the Issuer and Facility Agent thereof in writing.

The Noteholder also undertakes to immediately notify the Issuer in writing of any order, ruling, amendment or supervening event that would result in the suspension or revocation of the above tax benefits claimed by the Noteholder within five days from the Noteholder’s knowledge of the issuance of such order, ruling or amendment or within five days from the happening of any supervening event.

(iii)	The Issuer is hereby authorized to rely solely on the foregoing warranties and representations in all of the Noteholder’s holdings, transactions and dealings with respect to the Notes.

In view of the tax benefits described in paragraph (i) above, the Issuer shall not withhold the applicable creditable withholding tax from, and shall not gross-up for the same, on the interest income earned by the Noteholder in its investment in the Notes to the extent provided under the tax benefits claimed by the Noteholder.

(iv)	The Noteholder hereby holds the Issuer free and harmless from, and undertakes to indemnify the Issuer against any and all obligations or liabilities (including any tax obligation and penalties connected therewith), actions, charges, claims, costs and other expenses that the Issuer may incur or be subjected to on account of their reliance on the foregoing representations, warranties, and directive.

The Noteholder assumes all risks and liabilities arising out of its representation that it is a tax-exempt entity and its request to the Issuer not to effect any withholding (or to effect a reduced rate of withholding) on the receipt of income arising from its ownership of the Notes.

(v)	Should the Noteholder violate any of the provisions of this Section 4.1(h), or if any of the Noteholder’s representations prove to be untrue, the Issuer is hereby authorized, without prejudice of its rights to claim for an indemnification under paragraph (iv) above, to withhold the withholding tax, including penalties and interest therein, deemed to be applicable on the Noteholder’s income arising from its ownership of the Notes, without liability either to the Noteholder, or any person other than the Noteholder, claiming title to the Notes without prejudice to the Issuer’s obligations under 4.1 (a).

(i)	Each Noteholder shall co-operate with the Issuer in completing any procedural formalities necessary for the Issuer to obtain authorization to make a payment under the Finance Documents without an Excluded Tax, including providing such other documents or information as may be reasonably required to complete such procedural formalities.

The Issuer’s obligations under this Section 4.1 (Taxes) shall survive the repayment of the Notes.

Section 5 FEES

5.1	Agency Fee

The Issuer shall pay to the Facility Agent, the Registrar, the Paying Agent and the Security Trustee a fee in such amount and payable at such time as shall be separately agreed in the Fee Letters between the Issuer and each of the Facility Agent, the Registrar, the Paying Agent, and the Security Trustee.

Section 6 EXPENSES AND INDEMNIFICATION

6.1	Expenses

(a)	If the Issuer requests an amendment, waiver or consent, the Issuer shall, within ten Banking Days of demand, reimburse the Noteholders, the Facility Agent, the Registrar, the Paying Agent, and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by such Noteholder, the Facility Agent, Registrar and Paying Agent, and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

(b)	The Issuer shall, within three Banking Days of demand, pay to each Noteholder, the Facility Agent, Registrar and Paying Agent, and the Security Trustee the amount of all costs and expenses (including legal fees) directly incurred by the Noteholders, the Facility Agent, the Registrar, the Paying Agent, and the Security Trustee in connection with the enforcement of, or the preservation of any rights under any Finance Document and any proceedings instituted against the Noteholders, the Facility Agent, Registrar and Paying Agent, and the Security Trustee arising from the occurrence of an event of default.

(c)	The Issuer shall not be liable for any costs and expenses under this Section 6.1 which shall arise from or be incurred by a Noteholder, the Facility Agent, the Registrar, the Paying Agent or the Security Trustee by reason of the gross negligence or willful misconduct of such party.

6.2	Indemnity

Each of the Obligors, jointly and severally (i.e., solidarily) with each other, shall indemnify and hold harmless each Finance Party, the officers, employees, agents, partners, stockholders, members, directors and Affiliates of each Finance Party against:

(i)	all claims, actions, proceedings, investigations, demands, judgments and awards (together, “Claims”) which may be instituted, made, threatened or alleged against or otherwise involve any of them; and

(ii)	all losses, liabilities (joint or several), damages, costs, charges and expenses (including, but not limited to, all legal fees, costs and expenses), together with an amount equal to taxes that such person certifies as not being recoverable (together “Losses”) which may be suffered or incurred by any of them;

in any jurisdiction in connection with or arising out of any breach or alleged breach by any of the Obligor of the representations or warranties given under this Agreement and other Finance Documents.

Section 7 REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

Each of the Obligors represents and warrants to, and in favor of, each of the Finance Parties as follows:

(a)	Status

(i)	It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation.

(ii)	It has the corporate power, legal right and authority to own its assets and carry on its business as it is being conducted.

(b)	Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are its legal, valid, binding and enforceable obligations, provided that, the documentary stamp taxes in respect of this Agreement or the Notes will be paid timely by the Issuer after the date of this Agreement.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its Articles of Incorporation or By-Laws or any organizational documents or constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument where, in respect of any agreement or instrument, that conflict has or is reasonably likely to have a Material Adverse Effect, nor result in the existence of, or oblige it to create, any Security over its assets other than the Pledge.

(d)	Power and authority

(i)	It has the power and authority to enter into, perform and deliver this Agreement and all other Finance Documents, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(ii)	No limit on its corporate powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

(e)	Validity and admissibility in evidence

(i)	All Authorizations required or desirable:

(1)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(2)	to make the Finance Documents to which it is a party admissible in evidence,

have been obtained or effected and are in full force and effect except for the payment of documentary stamp tax in the Philippines in respect of this Agreement or the Notes which tax will be paid by the Issuer timely after the date of this Agreement.

(ii)	The Issuer is and has been at all times in compliance in all respects with (i) all laws and regulations to which it may be subject and (ii) all Authorizations from time to time necessary or applicable, except in either case if failure to do so would not have a Material Adverse Effect.

(f)	Insolvency

No:

(i)	corporate action, legal proceeding or other procedure or step described in Section 10.1(e)(ii) (Insolvency and Related Proceedings); or

(ii)	creditors’ process described in Section 10.1(f) (Creditor’s Process),

has been taken or threatened in writing in relation to it and none of the circumstances described in Section 10.1(e)(i) (Insolvency and Related Proceedings) applies to the Obligors.

(g)	No filing or stamp taxes

It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the payment of documentary stamp tax in the Philippines in respect of this Agreement or the Notes, which tax will be paid by the Issuer timely after the date of this Agreement.

(h)	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Noteholder except any applicable creditable withholding tax or final withholding tax (but subject to its obligations under Section 4.1(a)).

(i)	No Default; No Event of Default

(i)	No Event of Default and, on the date of this Agreement and the date of each Notice of Availment, no Default is continuing or is reasonably likely to result from the making of any Advance or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(ii)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(j)	No misleading information

Save as disclosed in writing to the Facility Agent prior to the date of this Agreement:

(i)	the Information Memorandum did not include any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date thereof;

(ii)	the factual information contained in the financial statements of each of MCP and the Parent Guarantor as of September 30, 2013, which have been provided to the Joint Lead Managers, are true and accurate as at the date the information is expressed to be given; and

(iii)	all material written information, including roadshow presentation slides dated on or about 5 December 2013, provided to a Finance Party by or on behalf of the Issuer in connection with the Finance Documents or the Issuer on or before the date of this Agreement and not superseded by the Information Memorandum) or a public filing is accurate and not misleading in any material respect.

(k)	Original Financial Statements

(i)	The Parent Guarantor Financial Statements were prepared in accordance with US GAAP consistently applied.

(ii)	The MCP Financial Statements were prepared in accordance with PFRS consistently applied.

(iii)	The Original Financial Statements give a true and fair view of the financial condition and results of operations of the Parent Guarantor and MCP, as the case may be, as at and for the respective periods presented.

(iv)	There has been no change in the assets, business or financial condition of the Parent Guarantor or MCP since September 30, 2013 that would have a Material Adverse Effect.

(v)	As at September 30, 2013, neither the Parent Guarantor and its consolidated subsidiaries, nor MCP and its consolidated subsidiaries, has any material indebtedness (whether arising under contract or otherwise and regardless of whether or not contingent) which was not disclosed in the Original Financial statements, or reserved against thereon, nor any unrealised or anticipated losses which were not so disclosed or reserved against. Since September 30, 2013, there has been no material change in the Parent Guarantor’s or MCP’s indebtedness.

(l)	No proceedings pending or threatened

Except as otherwise disclosed in Schedule IV (Disclosures), the Information Memorandum or in MCP’s Financial Statements no litigation, arbitration, administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined against it and are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge (having made due and careful inquiry)) been started or threatened in writing against it.

(m)	No labor disputes

Except as disclosed in the Information Memorandum or Schedule IV (Disclosures), there are no actual or (to the knowledge of any of the Obligors after due inquiry) threatened strikes, lockouts or slowdowns against such Obligor. The consummation of the transactions contemplated under this Agreement and under the other Finance Documents will not give rise to any right of termination or right of renegotiation under any collective bargaining agreement or labor agreement to which such Obligor is bound.

(n)	No breach of laws

It has not breached any law, rule or regulation wherein which breach has or is reasonably likely to have a Material Adverse Effect.

(o)	Environmental Laws

(i)	To the best of its knowledge and belief (having made due and careful inquiry) no circumstance has occurred which would prevent its compliance with Environmental Laws in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(ii)	Except as otherwise disclosed in Schedule IV (Disclosures), the Information Memorandum or in the audited financial statements of MCP, no Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful inquiry)) is threatened in writing against it which is reasonably likely to be adversely determined and which is reasonably likely to have a Material Adverse Effect.

(p)	Taxation

(i)	It is not materially overdue in the filing of any tax returns and it is not overdue in the payment of any amount in respect of taxes except:

(y)	to the extent the payment of such taxes is being contested in good faith and by appropriate proceedings or otherwise covered by reserves to the extent required in accordance with PFRS; or

(z)	to the best of its knowledge after due inquiry, with respect to withholding taxes and withholding tax returns required to be paid and filed with the Revenue District Offices of the BIR outside Metro Manila or with respect to the payment of taxes imposed by local government units outside Metro Manila.

(ii)	Except as otherwise disclosed in Schedule IV (Disclosures), the Information Memorandum or in the audited financial statements of MCP, no claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to taxes.

(iii)	It has duly paid and discharged all assessments and such other governmental charges levied upon or against it, its properties and assets, which are or have been determined by the Issuer in good faith to be due or payable at the time of such payment, or otherwise except to the extent that any circumstances have occurred which would prevent such compliance in a manner which would result in or which failure would not or is reasonably likely not to have a Material Adverse Effect.

(iv)	In respect of and for purposes of taxes, it is a resident of the jurisdiction of its incorporation.

(q)	Ranking

The Notes, when executed will, and its payment obligations under the Finance Documents, (1) will be general obligations of the Issuer, (2) will rank at least pari passu in right of payment with all existing and future senior indebtedness of the Issuer (except for any statutory preference or priority and preferred claims under any bankruptcy, insolvency, reorganization, moratorium, liquidation, winding-up or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity but not the preference or priority established by Article 2244, paragraph 14(a) of the Civil Code of the Philippines), and (3) will be senior in right of payment to any existing and future subordinated indebtedness of the Issuer.

(r)	Good title to assets

It has good and marketable title to all real property and all other property and assets owned by it as are necessary to the conduct of its businesses in the manner described in the Information Memorandum, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them, and the Issuer and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and except for such liens, charges, encumbrances, defects, claims, options or restrictions which, individually or in the aggregate, would not have a Material Adverse Effect.

(s)	Intellectual Property

It:

(i)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the other Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(i)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(ii)	has taken all formal or procedural actions (including payment of fees) required to maintain and keep up to date any material Intellectual Property owned by it.

(t)	No immunity

(i)	The entry into by it into each Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private commercial acts performed for private commercial purposes.

(ii)	It will not be entitled to claim immunity from suit, execution, attachment, garnishment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document to which it is a party.

(u)	Licenses

The Issuer and its subsidiaries possess, and are in compliance with the terms of, all material licenses, certificates, authorizations, and franchise permits, including without limitation, the Gaming License (collectively, the “Licenses”) issued by appropriate governmental agencies or bodies necessary to the conduct of the business now operated by them or proposed in the Information Memorandum to be conducted by them in all material respects and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to an Obligor or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect.

(v)	No material adverse change in business

Since the date of the period covered by the Original Financial Statements and the latest financial statements included in the Information Memorandum, there has been no change, nor any development or event that would have a Material Adverse Effect. Except as disclosed in or contemplated by the Information Memorandum, there has been no dividend or distribution of any kind declared, paid or made by any of the Obligors on any class of its authorised shares and there has been no material adverse change in the authorised shares, short-term indebtedness, long-term indebtedness, net current assets or net assets of any of the Obligors.

(w)	Accounting issues

Since December 31, 2012, the Board of Directors has not reviewed or investigated, and neither any of the Obligor’s independent auditors nor the audit committee of the Parent Guarantor or MCP has made any formal recommendation that its Board of Directors review or investigate, adding to, deleting, changing the application of, or changing the Parent Guarantor’s or MCP’s disclosure in any material way with respect to such Obligor’s material accounting policies.

(x)	Auditors independent

Deloitte Touche Tohmatsu (“Deloitte”) who audited the financial statements of the Parent Guarantor for the years ended December 31, 2012 and 2011 are independent public accountants of the Parent Guarantor, while SyCip Gorres Velayo & Co. who audited the financial statements of MCP as at December 31, 2012 and for the period from August 13, 2012 to December 31, 2012 are independent public accountants of such Obligor and are accredited by the Securities and Exchange Commission of the Philippines

(y)	Authorized signatories

Each person specified as its Authorized Signatory in any document accepted by the Facility Agent pursuant to Schedule III (Conditions Precedent Documents), is authorized to sign the Notice of Availment and other notices on its behalf under or in connection with the Finance Documents.

(z)	Compliance with Certain Laws

(i)	The operations of the Obligors and their Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Obligors or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Obligors, threatened.

(ii)	None of the Obligors, any of their subsidiaries or, to the knowledge of the Obligors, the Parent Guarantor, or any director, officer or employee of the Obligors or any of their subsidiaries is currently subject to any Sanctions Laws (as defined herein); and the Obligors and their subsidiaries will not directly or indirectly use the proceeds of the offering of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity in violation of any Sanctions Laws.

(iii)	None of the Obligors, any of their subsidiaries nor, to the knowledge of the Obligors, any director, officer or employee of the Obligors or any of their subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any government official or employee from corporate funds. Each of the Obligors, their subsidiaries and, to the knowledge of the Obligors, their respective officers, directors, supervisors, managers or employees, has not violated, and each of the Obligors and their subsidiaries operates its business in compliance with, all applicable anti-bribery laws, rules and regulations

7.2	Repetition of Representations and Warranties

Each of the representations and warranties set forth in Section 7.1 (Representations and Warranties) shall be made with reference to the facts and circumstances then existing on the date of this Agreement, provided that, representations and warranties under paragraphs (a) (Status), (d) (Power and Authority), (i) (No Default; No Event of Default), (l) (No proceedings pending or threatened), (r) (Good title to Assets), (t) (No immunity) and (y) (Authorized signatories) above shall be deemed repeated with reference to the facts and circumstances then existing on the date of each Notice of Availment and each Issue Date.

After the execution of this Agreement, each time the repeating representations and warranties set forth in this Section 7.2 (Repetition of Representations and Warranties) requires confirmation, the Issuer shall submit to the Facility Agent a list of disclosures (if any) which shall supplement Schedule IV (Disclosures) hereof.

Section 8 COVENANTS AND UNDERTAKINGS

8.1	General Covenants

Until the Termination of this Agreement, each of the Obligors, as provided below, covenants and agrees that, unless the Majority Noteholders shall otherwise consent in writing:

(a)	The Issuer shall ensure that at all times, any unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu in right of payment with the claims of all its other unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies. MCP will not permit any of its Subsidiaries (other than the Guarantors), directly or indirectly, to guarantee any Debt Security unless such Subsidiary simultaneously provides an unsubordinated guarantee of payments in respect of the Notes.

(b)	MCP will not, and MCP will procure that none of its Subsidiaries will, create or permit to be outstanding any Security upon the whole of, or with respect to, or any, present or future business undertaking, properties, assets or revenues (including any uncalled capital) of MCP or any of MCP’s Subsidiaries to secure any Debt Securities, unless at the same time or prior thereto, the Issuer’s obligations under the Notes (i) are secured at least equally and rateably therewith, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as the Noteholders in their absolute discretion shall deem to be not materially less beneficial to the Noteholders or as shall be approved by the Majority Noteholders.

(c)	neither the Issuer nor any Guarantor will consolidate with, or merge with or into, another Person, permit any Person to merge with it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Subsidiaries’ properties and assets (calculated in an entirety) unless:

(i)	it shall be the continuing Person, or the continuing Person shall expressly assume all obligations of the Issuer or the Guarantor under the Notes; and

(ii)	immediately after giving effect to such merger on a pro forma basis, no Event of Default shall have occurred and be continuing or would result therefrom.

This Section 8.1(c) will not apply to (1) any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among MCP and its Subsidiaries, or (2) any merger or consolidation of MCP with or into one of its Subsidiaries for any purpose.

(d)

(i)	MCP and its Subsidiaries will not, directly or indirectly, incur any Financial Indebtedness, unless the Fixed Charge Coverage Ratio of MCP for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Financial Indebtedness is incurred, would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Financial Indebtedness had been incurred, at the beginning of such four-quarter period. This Section 8.1(d) shall not prohibit the incurrence of any Permitted Financial Indebtedness.

(ii)	MCP and each of its Subsidiaries shall not incur any Financial Indebtedness (including Permitted Financial Indebtedness) that is contractually subordinated in right of payment to any other Financial Indebtedness of MCP or such Subsidiary unless such Financial Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Financial Indebtedness will be deemed to be contractually subordinated in right of payment to any other Financial Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior ranking basis.

(iii)	For purposes of determining compliance with this Section 8.1(d)(iii), if an item of proposed Financial Indebtedness meets the criteria of more than one of the categories of Permitted Financial Indebtedness, or is entitled to be incurred pursuant to Section 8.1(d)(i), the Issuer will be permitted to classify such item of Financial Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Financial Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Financial Indebtedness in the form of additional Financial Indebtedness with the same terms, the reclassification of preferred stock as Financial Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock in the form of additional shares of the same class of preferred stock will not be deemed to be an incurrence of Financial Indebtedness; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges as accrued. For purposes of determining compliance with any restriction on the incurrence of Indebtedness denominated in one currency, the equivalent amount in that currency of principal amount of Indebtedness denominated in another currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Financial Indebtedness that MCP or any of its Subsidiaries may incur pursuant to this Section 8.1(d) shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e)	MCP shall cause each future direct or indirect Subsidiary to accede to this Agreement by executing an Accession Agreement with the Security Trustee within three months from the date of its incorporation, organization or acquisition, for the purpose of becoming a Guarantor and, as applicable, a Pledgor under this Agreement. Each Obligor shall execute a Pledge Supplement in the manner required under Section 12.1(a) in respect of shares that it may hereafter own in any future Subsidiary. Notwithstanding the foregoing, MCP shall not be obliged to cause such Subsidiary to accede to this Agreement, and an Obligor shall not be obliged to pledge the shares in any future Subsidiary, to the extent that such accession (or the guarantee or pledge thereunder or the enforcement thereof) would reasonably be expected to give rise to or result in (i) any liability for the officers, directors or shareholders of such Subsidiary or (ii) a violation of Applicable Law.

8.2	Information Covenants

(a)	Financial Statements

(i)	Until the Termination of this Agreement,

(1)	the Issuer will, unless the same is publicly available on the Parent Guarantor’s website, furnish to the Noteholders upon request, not more than 10 calendar days after they are filed with the U.S. Securities Exchange Commission or the Stock Exchange of Hong Kong Limited or any other securities exchange on which the Parent Guarantor’s ordinary shares (or American depositary shares) are at any time listed for trading, the Parent Guarantor’s annual audited reports (on a consolidated basis) and quarterly unaudited statement of income and balance sheet (on a consolidated and condensed basis) or (in the case of the second quarter of each financial year) the relevant semi-annual or interim report (including at least an unaudited statement of income, balance sheet and cash flow statement) prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”); and

(2)	the Issuer will, unless the same is publicly available on MCP’s website, furnish to the Noteholders upon request, not more than 10 calendar days after they are filed with the Philippine Stock Exchange or any other securities exchange on which MCP’s common shares are at any time listed for trading, MCP’s annual audited reports (on a consolidated basis) and quarterly unaudited financial statements (on a consolidated and condensed basis) for the first three fiscal quarters in each fiscal year of MCP prepared in conformity with PFRS; provided that, if at any time the ordinary shares (or American depositary shares) of the Parent Guarantor cease to be listed for trading on neither the NASDAQ Stock Market nor the Stock Exchange of Hong Kong Limited, or the common shares of MCP cease to be listed for trading on the Philippine Stock Exchange, the Issuer will, upon request, furnish to the Noteholders (unless the same is publicly available on the Parent Guarantor’s or MCP’s website);

(3)	the Issuer will furnish to the Noteholders upon request, not more than 10 calendar days after they are filed with the Philippine Securities Exchange Commission, the annual financial statements (on a stand-alone basis) of the Issuer, MCE Holdings and/or MCE Holdings 2 (as may be requested by the Noteholders) prepared in conformity with PFRS;

(4)	as soon as they are available, but in any event within 120 calendar days after the end of the financial year of the Parent Guarantor or MCP, as applicable, copies of the Parent Guarantor and MCP financial statements (on a consolidated basis) prepared under U.S. GAAP and PFRS, respectively, in respect of such financial year (including at least a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally recognised firm of independent accountants; and

(5)	as soon as they are available, but in any event within 60 calendar days after the end of each of the first three quarterly period in each financial year of the Parent Guarantor or MCP, as applicable, copies of the Parent Guarantor’s quarterly unaudited statement of income and balance sheet (on a consolidated and condensed basis) or (in the case of the second quarter of each financial year) the relevant semi-annual or interim report (including at least an unaudited statement of income, balance sheet and cash flow statement) prepared under U.S. GAAP; and MCP’s quarterly unaudited financial statements (on a consolidated and condensed basis) prepared under PFRS in respect of such quarterly period.

(b)	Compliance Certificate

The Issuer shall supply a Compliance Certificate to the Facility Agent in the form of Exhibit E (Form of Compliance Certificate) (“Compliance Certificate”) with each set of annual audited reports delivered pursuant to Section 8.2(a) (Financial Statements) above. The Compliance Certificate shall be signed by any Authorized Signatory of the Issuer.

(c)	Notification of Default

(i)	The Issuer shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(ii)	Promptly upon a request by the Facility Agent, the Issuer shall supply to the Facility Agent a certificate signed by its Authorized Signatory certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(d)	“Know your customer” Checks

Each Noteholder shall promptly, upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Section 9 CONDITIONS PRECEDENT

9.1	Conditions for Availment

The obligation of each Noteholder to make its Advance on the Issue Date for each Availment shall be subject to the fulfilment of the following conditions:

(a)	The Facility Agent shall have received a timely Notice of Availment referred to in Section 2.2(a) (Procedure for Availment).

(b)	The Issuer shall have delivered the Notes corresponding to the Advance covered by the Notice of Availment to the Facility Agent in accordance with Section 2.3 (Notes for the Facility).

(c)	No Event of Default or event that, with the giving of notice or the passing of time, or both, would constitute an Event of Default shall have occurred and be continuing.

(d)	The Issuer shall be in compliance with all terms and provisions set forth herein on its part to be observed or performed.

(e)	The representations and warranties contained in Section 7.2 (Repetition of Representations and Warranties) shall be true and correct on each Issue Date as if made on and as of such date.

(f)	The Facility Agent shall have received satisfactory evidence that all expenses which are then due and payable by the Issuer pursuant to Section 6 (Expenses and Indemnification) have been paid in full.

(g)	The Facility Agent shall have received an Availment Certificate duly executed by the Issuer and dated as of the date of the Issue Date, substantially in the form of Exhibit C (Form of Availment Certificate).

(h)	The Issuer shall have acknowledged receipt of, and signified its agreement, to the disclosure statements prepared by each Noteholder pursuant to Republic Act No. 3765 (the Truth in Lending Act), substantially in the form of Exhibit D (Form of Disclosure Statement).

9.2	Additional Conditions for Availment

In addition to the conditions specified in Section 9.1 (Conditions for Availment), the obligation of each Noteholder to make an Advance on the Issue Date shall be subject to the receipt of confirmation from the Facility Agent that the Facility Agent shall have received, together with the Notice of Availment, all of the documents listed and described in Schedule III (Conditions Precedent Documents).

Section 10 EVENTS OF DEFAULT

10.1	Events of Default

Each of the following events constitutes an Event of Default hereunder, irrespective of the reason for its occurrence, whether it is voluntary or involuntary, or occurs as a result of any court order, law or regulation:

(a)	Non-Payment

(i)	The Issuer does not pay the interest and any other amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable within 30 days from the relevant due date;

(ii)	The Issuer does not pay the principal of, or premium if any, on the Notes when due (at maturity, upon redemption, upon required repurchase, or otherwise).

(b)	Non-compliance with Certain Covenants

Any of the Obligors does not comply with Section 8.1(c) or Section 8.1(d)

(c)	Non-Compliance with Other Obligations

Any of the Obligors does not comply with any provision under any Finance Document other than those referred to in Sections 10.1(a) (Non-Payment) and 10.1(b) (Non-Compliance with Certain Covenants) above and such non-compliance is not remedied within 60 days after written notice by the Facility Agent (acting upon the instruction of the Majority Noteholders).

(d)	Cross Default

MCP or any of its Subsidiaries defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Financial Indebtedness for money borrowed by any of them (or the payment of which is guaranteed by any of them), whether such Financial Indebtedness or guarantee now exists, or is created after the date of this Agreement, if that default:

(i)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Financial Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)	results in the acceleration of such Financial Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Financial Indebtedness, together with the principal amount of any other such Financial Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates PhP500 million or more (or its equivalent in other currency) at any time outstanding;

(e)	Insolvency and Related Proceedings

(i)	MCP or any of its Subsidiaries is unable or admits inability to pay its debts as they fall due or is declared to be unable to pay its debts as they fall due under Applicable Laws, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(ii)	Any corporate action, legal proceeding or other procedure or step is taken in relation to:

(1)	voluntary proceedings to be adjudicated bankrupt or insolvent or the filing of a bankruptcy or insolvency proceeding against MCP or any of its Subsidiaries with their respective consents;

(2)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of MCP or any of its Subsidiaries;

(3)	a composition, compromise, assignment or arrangement with any creditor of MCP or any of its Subsidiaries;

(4)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of MCP or any of its Subsidiaries or any of their assets;

(5)	enforcement of any Security over any assets of MCP or any of its Subsidiaries; or

(6)	any analogous procedure or step is taken in any jurisdiction.

This Section 10.1(e) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 90 days of commencement.

(f)	Creditors’ Process

A creditor attaches, executes, garnishes or takes possession of any of the assets of MCP or any of its Subsidiaries having an aggregate value of PhP400 million (or its equivalent in any other currency or currencies), and such is not discharged within 90 days from the date of such occurrence.

(g)	Unlawfulness and Invalidity

(i)	It is or becomes unlawful for any of the Obligors to perform any of its obligations under the Finance Documents and any of the Obligors does not prepay the Notes of the Noteholders in full, together with accrued interest thereon to the date of prepayment within 30 days from the date of such illegality.

(ii)	Any obligation or obligations of any of the Obligors under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Noteholders under the Finance Documents.

Any Finance Document ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective.

(h)	Cessation of Business

The Issuer voluntarily suspends or ceases to carry on (or threatens to suspend or to cease to carry on) all or a material part of its business, which give rise to a Material Adverse Effect.

(i)	Expropriation

(i)	Any act, deed or judicial or administrative proceedings in the nature of an expropriation, sequestration, confiscation, nationalization, intervention, acquisition, seizure, or condemnation of, or with respect to, the business and operations or the property or assets of any of the Obligors shall be undertaken or instituted by any Governmental Authority (following, if requested by the Issuer, no more than 30 days of consultation between the Facility Agent and the Issuer) in the opinion of the Majority Noteholders:

(1)	is reasonably likely to result in a seizure, expropriation, nationalization, intervention, restriction or other action; and

(2)	will wholly or substantially curtail or wholly or substantially limit the authority or ability of the Issuer to conduct its business.

(ii)	The authority or ability of any of the Obligors to conduct its business is wholly or substantially curtailed or wholly or substantially limited by any expropriation, sequestration, confiscation, nationalization, intervention, acquisition, seizure, or condemnation or other action by or on behalf of any governmental, regulatory or other authority in relation to any of the Obligors or their respective assets.

(j)	Repudiation and Rescission of Agreements

Any of the Obligors rescinds, or purports to rescind, or repudiates or purports to repudiate, denies or disaffirms, or purports to deny or disaffirm, a Finance Document or any of its obligations thereunder or does or causes to be done any act or thing evidencing a clear intention to rescind or repudiate a Finance Document or any of its obligations thereunder.

(k)	Final Judgment

Any of the Obligors fails to comply with or pay any sum in an amount equal to or greater than PhP400 million (or its equivalent in any other currency or currencies) due from it under any final and executory judgment or any final and executory order made or given by a court of competent jurisdiction (other than any judgment or order as to which a reputable third party insurer has accepted full responsibility and coverage) within 90 days from the date of finality, during which a stay of enforcement by reason of a pending appeal or otherwise is not in effect.

(l)	Permits and Licenses

(i)	The Gaming License held by any of the Obligors is invalidated, revoked or cancelled.

(ii)	The Issuer fails to maintain or renew any material Authorizations necessary for the conduct of its present business.

(m)	Moratorium

The Government of the Republic of the Philippines or any relevant Governmental Authority declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of any Gaming License issued by a Governmental Authority in the Philippines or in Macau, or the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) or any indebtedness which includes Financial Indebtedness, owed by Philippine companies or other entities (and whether such declaration, order or regulation is of general application, applies to a class of persons which includes any of the Obligors ).

10.2	Declaration of Default and Remedies

If an Event of Default shall have occurred, then at any time thereafter, if such event shall then be continuing, the Facility Agent, acting upon the written instructions of the Noteholders, comprising at least majority of the aggregate principal amount of the Notes or the Majority Noteholders, shall, by written notice to the Issuer:

(a)	declare the Commitments of all the Noteholders terminated, whereupon the obligation of the Noteholders to make or maintain their respective Advances hereunder shall forthwith terminate;

(b)	declare the Notes, as well as all interest accrued and unpaid thereon, and all other amounts payable under and in connection with the Finance Documents, to be due and payable immediately or on such date as the Facility Agent, acting upon the instructions of the Majority Noteholders, may specify in the notice, whereupon all such amounts shall be so payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Issuer; and/or

(c)	exercise or direct the Facility Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents and the Applicable Laws.

10.3	Waiver

(a)	The Majority Noteholders may, by written notice to the Issuer and to the Facility Agent, waive all past defaults and rescind and annul a declaration of acceleration and its consequences, provided that:

(i)	all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest on the Notes that have become due solely by acceleration) have been cured or waived; and

the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 11 GUARANTY

11.1	Creation of Guaranty

(a)	In consideration of the Advances being made to the Issuer and for other valuable consideration receipt of which each of the Guarantors hereby acknowledges, each of the Guarantors hereby, jointly and severally with the Issuer and the Parent Guarantor, irrevocably and unconditionally:

(i)	guarantees to the Secured Parties the payment by the Issuer of the Secured Obligations due and owing to the Secured Parties under and in accordance with this Agreement and other Finance Documents; and

(ii)	undertakes to the Secured Parties that, if the Issuer does not make payment of any amounts due to the Secured Parties in accordance with this Agreement, the Guarantor shall pay on demand such amount to the Secured Parties.

(b)	Each of the Guarantors acknowledges having received copies of the Finance Documents and confirms its acceptance of the provisions thereof.

11.2	Indemnity

As a separate, additional, continuing and primary obligation, each of the Guarantors hereby, jointly and severally with the Issuer and the Parent Guarantor, unconditionally and irrevocably undertakes to the Secured Parties that, should the Secured Obligations not be recoverable from the Guarantors pursuant to Section 11.1, for any reason (including, without limitation, by reason of any provision of any Finance Document being or becoming void, unenforceable or otherwise invalid under any Applicable Law), then, notwithstanding that it may have been known to the Secured Parties, each of the Guarantors shall, upon first written demand by any Secured Party, make payment of the Secured Obligations by way of a full indemnity in the manner provided for in the Finance Documents.

11.3	Continuing Obligation

The obligations each of the Guarantors under this Section 11 shall be continuing and shall extend until the balance of the Secured Obligations shall have been paid in full, regardless of any intermediate payment, extension of payment or discharge thereof in whole or in part or performance in part.

11.4	Discharge and Release

(a)	The Guarantors may not terminate their obligations hereunder by notice to the Secured Parties or otherwise.

(b)	Provided that the Principal Repayment Date shall have occurred and full payment of the Advance and all outstanding amounts due under the Finance Documents have been received by the Secured Parties, the Finance Parties at the request and cost of the Guarantors shall discharge or release the Guarantors by written instrument signed by the Finance Parties.

(c)	Any discharge or release shall be deemed to be made subject to the condition that it will be void if any payment, performance or security which any Secured Party has received or may receive from any Person in respect of the Secured Obligations is set aside, refunded or reduced under any Applicable Law or proves to have been invalid. If such condition is satisfied, the Secured Parties shall be entitled to recover from any of the Guarantors on demand the value of such security or the amount of any such payment as if such discharge or release had not been effected.

11.5	Waiver of Defenses

(a)	The liabilities and obligations of each of the Guarantors under this Section 11 shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever whether or not known to the Guarantors, the Issuer, or any Secured Party and the foregoing shall apply, without limitation, in relation to:

(i)	anything, except full payment of the Secured Obligations, which would have discharged the Guarantors (in whole or in part) whether as co-obligor, or otherwise or which would have afforded the Guarantors any legal or equitable defense;

(ii)	any winding up, dissolution, reconstruction or reorganization, legal limitation, disability, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by the Issuer, the relevant Guarantor, the other Obligors or any of the Secured Parties; and

(iii)	anything which renders any of the Obligor’s obligations invalid or unenforceable under this Agreement or any loan Document to which it is a party, and any defense or counterclaim that the Obligor may be able to assert against the Secured Parties.

(b)	Without limiting the generality of Section 11.5(a), none of the liabilities or obligations of the Guarantors under this Section 11 shall be impaired by any Secured Party:

(i)	agreeing with the Issuer or any other Obligor, on any amendment, variation, assignment, novation or departure (however substantial or material) of this Agreement or any other Finance Document so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Guarantors in all circumstances, notwithstanding that it may increase or otherwise affect the liability of the Guarantors;

(ii)	releasing or granting any time or any indulgence of any kind to the Issuer, any of the other Obligors or any third party (including, without limitation, the waiver of any conditions precedent an Advance or of any breach of any of the Finance Documents), or entering into any transaction or arrangements whatsoever with or in relation to any of the Obligors that has or may have the effect of releasing or granting any time or any indulgence of any kind to any of the Obligors or any third party;

(iii)	taking, accepting, varying, dealing with, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right or interest held by any Finance Party for the Secured Obligations or in relation to this Agreement or any other Finance Document in such manner as it thinks fit; or

(iv)	claiming, proving for, accepting or transferring any payment in respect of the Secured Obligations in any composition by or winding up of any of the Obligors or abstaining from such claiming, proving for, accepting or transferring.

(c)	each of the Guarantors hereby irrevocably waives any right of excussion it may have under Article 2120 in relation to Article 2058 of the Civil Code.

11.6	Demands

Demands under this Section 11 may be made from time to time, and the liabilities and the obligations of the Guarantors hereunder may be enforced, irrespective of:

(a)	whether any demands, steps or proceedings are being or have been made or taken against the Issuer or any other Obligor; or

(b)	whether, or in what order, any security to which any Secured Party may be entitled in respect of the Secured Obligations is enforced; or

(c)	whether or not any of the Guarantors has exercised its right of excussion under Article 2120 in relation to Article 2058 of the Civil Code, which right is irrevocably and unconditionally waived by each of the Guarantors under Section 11.5(c).

11.7	Representations and Warranties

Each of the Guarantors hereby makes the following representations, warranties and covenants to the Secured Parties:

(a)	It has full power and authority and legal right to execute, deliver and perform its obligations under this guarantee.

(b)	The execution, delivery and performance by the Guarantor of its obligations hereunder are within its powers, have been duly authorized by all necessary and proper action and (i) will not violate any Applicable Law which is applicable to the Guarantor, (ii) will not conflict with the articles of incorporation or any other constitutive documents of the Guarantor, (iii) will not conflict with or result in the breach of any provision of, or in the imposition of any Lien or charge under, any agreement or instrument to which the Guarantor is a party or by which it or any of its properties or assets is bound, and (iv) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument.

(c)	No governmental approval is required for the execution, delivery and performance by the Guarantor of its obligations hereunder.

(d)	The Guarantor, through its Board of Directors, has independently satisfied itself that it will derive direct and indirect economic and corporate benefit from the arrangements contemplated in the Finance Documents and that there are reasonable grounds for believing that the execution by it of the Finance Documents will result in corporate benefits to it.

(e)	The obligations of the Guarantor pursuant to this Section 11 (i) will be general obligation of the Guarantor, (ii) will rank at least pari passu in right of payment with all existing and future senior indebtedness of such Guarantor (except for any statutory preference or priority and preferred claims under any bankruptcy, insolvency, reorganization, moratorium, liquidation, winding-up or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity but not the preference or priority established by Article 2244, paragraph 14(a) of the Civil Code of the Philippines), and (iii) senior in right of payment to any existing and future subordinated indebtedness of such Guarantor.

11.8	Survival of Representations and Warranties

Each of the representations and warranties set forth in Section 11.7 shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

Section 12 PLEDGE

12.1	Pledge of Shares

(a)	Each of the Pledgors hereby pledges, assigns, hypothecates, transfers, delivers, sets over and grants to the Security Trustee for the benefit of the Secured Parties, all of its right, title and interest in and to the Pledged Shares (including any Pledged Shares held by the nominees of the Pledgors which are pledged hereunder in such Pledgors’ capacity as Beneficial Owner thereof and as trustor and attorney-in-fact of such nominees) and the Additional Pledged Shares, whether now owned or existing or hereafter acquired which shall at all times be a continuing security interest of the first priority securing the Secured Obligations. A Pledgor shall execute a pledge supplement (“Pledge Supplement”) substantially in the form of Exhibit L covering any Additional Pledged Shares within five Banking Days either from (a) the acquisition or issuance thereof or (b) the date on which the Pledgor (if it is a Subsidiary of MCP incorporated, established or acquired after the date of this Agreement) has acceded to this Agreement pursuant to Section 8.1(e), whichever is later or applicable. For the purpose of perfecting the Pledge over the Pledged Shares and the Additional Pledged Shares in accordance with Applicable Law, each of the Pledgors shall deliver to the Security Trustee upon execution of this Agreement or any Pledge Supplement, each stock certificate representing the Pledged Shares or Additional Pledged Shares that have been issued to or in trust for such Pledgor.

(b)	Each of the Pledgors agrees that the pledge constituted over the Pledged Shares under this Section 12 is valid and binding on such Pledgor. The Pledgors shall forthwith deliver such stock certificates to the Security Trustee whereupon the Pledge shall be deemed perfected without need of any further act or notice of any kind.

(c)	Each stock certificate to be delivered to the Security Trustee under this Section 12 shall be duly endorsed in blank. Each stock certificate in the name of the nominee directors of the Pledgor shall be accompanied by an original signed declaration of trust (with a power of attorney), in favor of the Pledgor, signed by the relevant nominee director.

(d)	Simultaneous with the delivery to the Security Trustee of such stock certificates, the Pledgor (and, as applicable, its nominee directors) shall execute and deliver an irrevocable proxy in respect of the Pledged Shares. For the avoidance of doubt, it is understood that the proxy shall only take effect upon a Declaration of Default under this Agreement and shall be coupled with interest and irrevocable until Termination.

(e)	In case of any change in the nominee directors or the appointment of any new or additional nominee directors in a Relevant Company, the Pledgor shall promptly deliver to the Security Trustee, together with the Pledge Supplement, all stock certificates and other documents of title or evidence of ownership of such new or additional nominee directors (duly endorsed in blank) accompanied by an original signed declaration of trust, in favor of the Pledgor, signed by the relevant nominee director and an irrevocable proxy in respect of such Pledged Shares. Upon receipt of the same, in the case of any nominee director who has resigned, been removed or otherwise ceased to hold office as such director, the Security Trustee shall deliver to the Pledgor the stock certificate(s) and other documents of title or evidence of ownership pertaining to the nominee director to be replaced.

12.2	Instruments and Proceeds of Pledged Shares

All instruments, certificates or monies, representing or evidencing any distribution or payment or proceeds accruing to the Pledged Shares shall be delivered to the Security Trustee to be held by it pursuant to this Section 12. All such instruments, certificates or monies which are received by a Pledgor shall, until paid or delivered to the Security Trustee, be held by such Pledgor in trust for and for the benefit of the Security Trustee, and be segregated from the other funds and property of such Pledgor, and each Pledgors agrees to deliver the same forthwith to the Security Trustee in the exact form received (if applicable), with the endorsement of such Pledgor when necessary and/or with appropriate instruments of transfer duly executed in blank, to be held by the Security Trustee for the benefit of the Secured Parties pursuant to the terms hereof. Each of the Pledgors hereby further agrees that it will take any and all other action required under Applicable Law to create a perfected first priority Lien on any and all Pledged Shares, including, without limitation, the execution and delivery of one or more supplements to this Section 12.

12.3	Representations and Warranties of the Pledgors

Each of the Pledgors hereby makes the following representations, warranties and covenants to the Security Trustee for the benefit of the Secured Parties:

(a)	It has the full power and authority and legal right to own its Pledged Shares and to execute, deliver and perform its obligations under this pledge.

(b)	The execution, delivery and performance by the Pledgor of this pledge are within its powers, have been duly authorized by all necessary and proper action and (i) will not violate any Applicable Law which is applicable to the Pledgor, (ii) will not conflict with the articles of incorporation, by-laws or any other constitutive documents of the Pledgor, (iii) will not conflict with or result in the breach of any provision of, or in the imposition of any Lien or charge on the Pledged Shares under, any agreement or instrument to which the Pledgor is a party or by which it or any of its properties or assets is bound, and (iv) will not constitute a default or an event that, with the giving of notice or the passing of time, or both, would constitute a default under any such agreement or instrument.

(c)	No government approval is required either (i) for the pledge by the Pledgor of its Pledged Shares pursuant to this Section 12 or for the perfection of the Lien created hereby or for the execution, delivery and performance by the Pledgor of this pledge or (ii) for the exercise by the Security Trustee of the voting or other rights provided for in this Section 12 or the remedies in respect of the Pledged Shares provided for in this Section 12.

(d)	The Pledgor, through its Board of Directors, has independently satisfied itself that it will derive direct and indirect economic and corporate benefit from the arrangements contemplated in the Finance Documents and that there are reasonable grounds for believing that the execution by it of the Finance Documents will result in corporate benefits to it.

(e)	The Pledgor is the registered and Beneficial Owner of the Pledged Shares set out opposite its name in Schedule V, except those certain shares specified in Schedule V as being registered in the names of certain persons holding them in trust for such Pledgor, of which such Pledgor is the Beneficial Owner.

(f)	All of the Pledged Shares are: (i) duly authorized, validly issued and non-assessable; (ii) free and clear of any Lien, (iii) were issued in compliance with Applicable Law.

(g)	There are no outstanding, and the Pledgor and the Relevant Company have not agreed to grant or to issue any options, warrants, or similar rights to others to acquire or receive any of the authorized but unissued shares of capital stock of the Relevant Company.

(h)	The Pledged Shares are fully paid up.

(i)	The Pledged Shares comprise 100% of the outstanding capital stock of the Relevant Company set out opposite the name of the relevant Pledgor.

(j)	The pledge constituted under this Section 12, when duly perfected, will create a valid, first priority security interest and Lien in the Pledged Shares.

(k)	There is no pending or, to the knowledge of the Pledgor, threatened action or proceeding affecting the Pledgor or the Pledged Shares before any Governmental Authority which would, if adversely determined, materially affect the legality, validity and binding and enforceable effect of the Pledge.

12.4	Survival of Representations and Warranties

Each of the representations and warranties set forth in Section 12.3 shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

12.5	Voting Rights

(a)	So long as no Declaration of Default shall have occurred, (i) the Pledgors shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any which would not have a material adverse effect on (x) the ability of the Issuer or any Pledgor to observe and perform its material obligations under the Finance Documents in a timely manner, (y) the operations, business, conditions (financial or otherwise), prospects or property of the Obligors, or (z) the rights or interests of the Secured Parties under the Finance Documents, and (ii) the Pledgors shall be entitled to retain any and all distributions and profits paid in respect of the Pledged Shares.

(b)	Upon the occurrence of a Declaration of Default, (i) all rights of the Pledgors to exercise the voting rights which it would otherwise be entitled to exercise pursuant to Section 12.5(a) shall cease, and all such rights shall thereupon become vested in the Security Trustee who shall thereupon have the sole right to exercise such voting rights, and (ii) all rights of the Pledgors to receive the distributions and profit payments and any other instrument or other distributions which they otherwise would be authorized to receive and retain shall cease and all such rights shall thereupon become vested in the Security Trustee, who thereupon shall have the right to receive and hold such distributions, profit payments, instruments and other distributions.

(c)	All distributions, profit payments, instruments and other distributions that are received by the Pledgors contrary to the provisions of Section 12.5(b) shall be (i) received in trust for the benefit of the Security Trustee, (ii) segregated from other funds of the Pledgors, and (iii) promptly paid over to the Security Trustee to be held as Pledged Shares in the same form as so received (with any necessary endorsement).

12.6	Covenants of the Pledgors

Each of the Pledgors hereby covenants and agrees with the Security Trustee for the benefit of the Secured Parties as follows:

(a)	The Pledgor shall not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Shares, except for the pledge and security interest granted to the Security Trustee for the benefit of the Secured Parties under this Section 12.

(b)	The Pledgors shall not create, incur or permit to exist any Liens or options in favor of, or any claims of any person with respect to, any of the Pledged Shares or any interest therein, except for the Permitted Liens.

(c)	The Pledgor warrants and shall defend or cause to be defended the Security Trustee’s right, title, and security interests in and to the Pledged Shares assigned and pledged by the Pledgors hereby against the claims of any person.

(d)	The Pledgor shall comply in all material respects with all Applicable Law with respect to which non-compliance would have a Material Adverse Effect.

(e)	The Pledgors shall cause the Issuer to increase its authorized capital stock to cover the issuance of any shares in favor of the Pledgors as a result of any subscriptions, options, warrants or other rights to purchase or acquire such shares by the Pledgors.

(f)	The Pledgor shall notify the corporate secretary of the Relevant Company of the creation of the pledge over the Pledged Shares under this Agreement, cause its annotation in the Relevant Company’s stock and transfer book and any other appropriate corporate books to reflect the security interest of the Security Trustee (for the benefit of the Secured Parties) over the Pledged Shares and submit proof of such annotation to the Security Trustee, in the form described in item 14 of Schedule III within five Banking Days from the delivery of the Pledged Shares to the Security Agent.

(g)	Within ten (10) Banking Days from the Issue Date, the relevant Pledgor shall (i) notify the Philippine Amusement and Gaming Corporation of the encumbrance of the shares in the Issuer pursuant to the requirement under the Gaming License of the Issuer, and (ii) provide the Facility Agent with a copy of the said notice duly acknowledged as having been received by the Philippine Amusement and Gaming Corporation.

12.7	Security Trustee as Attorney-in-Fact of the Pledgors

(a)	Each of the Pledgors does hereby make, constitute and appoint the Security Trustee, and any agent or officer of the Security Trustee, with full power of substitution, as such Pledgor’s attorney-in-fact, with power, in its own name or in the name of the Pledgors or otherwise, upon receipt of notice of a Declaration of Default (i) to exercise all voting, consent, managerial and other rights related to the Pledged Shares, (ii) to execute and deliver, at any time and from time to time, any instrument or instruments providing for the approval of the identity and admission to the Relevant Company of any person or entity who becomes a substituted or additional shareholder in the Relevant Company pursuant to the exercise by the Security Trustee or any Secured Party of its rights and remedies hereunder and (iii) generally to do, at the Security Trustee’s discretion and the Pledgor’s expense, all acts and things which the Security Trustee deems necessary or advisable to accomplish the purposes of this Section 12 as it relates to the Pledgor, including without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any payment or other distribution in respect of the Pledged Shares or any part thereof and to give full discharge for the same, all as fully and effectually as the Pledgor might or could do. The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue of this Section 12.7. This power of attorney is coupled with an interest and shall be irrevocable until the Secured Obligations are paid in full. Nevertheless, each of the Pledgors shall, if so requested by the Security Trustee, ratify and confirm all that the Security Trustee shall lawfully do or cause to be done by virtue hereof as such Pledgor’s attorney-in-fact by executing and delivering to the Security Trustee or to such other person as the Security Trustee shall direct, all documents and instruments as may be necessary or, in the judgment of the Security Trustee advisable for such purpose.

(b)	Each of the Pledgors further authorizes the Security Trustee, at any time and from time to time, to execute, in connection with any sale provided for hereunder, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Shares.

12.8	Reasonable Care

(a)	The Security Trustee shall be deemed to have further exercised reasonable care in the custody and preservation of the Pledged Shares in its possession if the Pledged Shares are accorded treatment substantially equal to that which the Security Trustee accords its own property; provided, however, that notwithstanding anything contained herein to the contrary, neither the Security Trustee nor any of the other Finance Parties shall have responsibility for taking any necessary steps to preserve rights, against any parties with respect to any Pledged Shares other than the reasonable care in the custody and preservation of the Pledged Shares in its possession as provided in this Section 12.8, in which case the Pledgors shall have the right to take whatever action is necessary to preserve such rights.

(b)	The powers conferred on the Security Trustee under this Section 12 are solely to protect the Security Trustee’s interests in the Pledged Shares and shall not impose any duty upon it to exercise any such powers. The Security Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

12.9	Defaults and Remedies

(a)	If a Declaration of Default shall have occurred, then, in addition to any other rights and remedies provided for herein or otherwise available to it, the Security Trustee may, without any further demand, advertisement or notice, exercise all the rights and remedies of a Finance Party under any Applicable Law, and in addition may sell, give an option or options to purchase, contract to sell or otherwise dispose of the Pledged Shares, or any part thereof, as hereinafter provided. Each of the Pledgors acknowledges that, if a Declaration of Default shall have occurred, the Pledged Shares shall be subject to sale and each of the other remedies of the Security Trustee in accordance with this Agreement, whether or not the Pledgors has itself defaulted or otherwise failed to perform in any respect.

(b)	Upon the occurrence of a Declaration of Default, the Security Trustee as attorney-in-fact pursuant to Section 12.7 may, in the name and stead of the Pledgors, make and execute all conveyances, assignments and transfers of the Pledged Shares sold pursuant to this Section 12.9, and each of the Pledgors hereby ratifies and confirms all that the Security Trustee, as said attorney-in-fact, shall lawfully do by virtue hereof. Nevertheless, each of the Pledgors shall, if so requested by the Security Trustee, ratify and confirm any sale or sales by executing and delivering to the Security Trustee, or to such purchaser or purchasers, all such instruments as may, in the reasonable judgment of the Security Trustee, be advisable for such purpose.

(c)	The Security Trustee and the other Secured Parties shall incur no liability as a result of the sale of the Pledged Shares, or any part thereof, at any private sale conducted in a commercially reasonable manner and otherwise in accordance with Applicable Law.

(d)	Each of the Pledgors hereby irrevocably waives its right of excussion under Article 2120 in relation to Article 2058 of the Civil Code.

(e)	If the proceeds from the sale of the Pledged Shares exceed the amount due to the Finance Parties and there are no other amounts due or which may be payable under the Finance Document, the Pledgors shall be entitled to the excess amount which shall be paid to them promptly after Termination.

12.10	Expenses

Each of the Pledgors shall jointly and severally indemnify the Security Trustee and each of the other Secured Parties from, and shall reimburse or caused to be reimbursed to the Security Trustee and each of the other Secured Parties for, any and all claims, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and any agents and experts employed by such persons) growing out of or resulting from the failure by any Pledgor to perform or observe any of the provisions of this Section 12 which any Pledgors is required to perform or observe, or the exercise by the Security Trustee of its rights under this Section 12, except for claims, losses or liabilities resulting solely from the Security Trustee’s or such Secured Party’s gross negligence or willful misconduct. The indemnity obligations of the Pledgors contained in this Section 12 shall continue in full force and effect notwithstanding the full payment of the Secured Obligations and the discharge thereof.

Section 13 THE FACILITY AGENT, REGISTRAR, AND PAYING AGENT

13.1	Appointment

Each Noteholder hereby appoints the Facility Agent, the Registrar and the Paying Agent to act as its agent as herein specified and irrevocably authorizes each of such agents to take such action on its behalf under the provisions of this Agreement, to exercise such powers hereunder as are specifically delegated to the Facility Agent, the Registrar and the Paying Agent, and such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Facility Agent, the Registrar and the Paying Agent shall act solely as the agent of the Noteholders and does not assume and shall not be deemed to have assumed any obligations towards or relationship of agency or trust with or for the Issuer. The Facility Agent, the Registrar and the Paying Agent may perform any of its duties hereunder by or through its agents or employees.

13.2	Duties to the Noteholders

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent, the Registrar and the Paying Agent shall (i) exercise any right, power, authority or discretion vested in it as the Facility Agent, the Registrar and the Paying Agent in accordance with any instructions given to it by the Majority Noteholders or such number of Noteholders as required by an act under this Agreement (or, if so instructed by the Majority Noteholders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent, the Registrar and the Paying Agent), and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Noteholders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Noteholders will be binding on all the Finance Parties.

(c)	The Facility Agent, Registrar and Paying Agent may (i) refrain from acting in accordance with the instructions of the Majority Noteholders (or, if appropriate, the Noteholders) until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions; or (ii) decline to take any action except upon the written direction of the Majority Noteholders.

(d)	In the absence of instructions from the Majority Noteholders (or, if appropriate, the Noteholders), after such instructions were requested, the Facility Agent, Registrar and Paying Agent may act (or refrain from taking action) as it considers to be in the best interest of the Noteholders.

(e)	The Facility Agent, Registrar and Paying Agent may obtain ratification from the Majority Noteholders of any action taken by it under any Finance Documents.

(f)	The Facility Agent, Registrar and Paying Agent shall promptly forward to a Party the original or a copy of any document which is delivered to such agent for that Party by any other Party. The Facility Agent shall not forward or disclose any Fee Letter to any person who is not a party to such letter.

(g)	Unless otherwise provided in this Agreement, the Facility Agent, Registrar and Paying Agent shall promptly (but in any event within three Banking Days from receipt thereof) furnish copies (certified as true copy) of any document delivered by the Issuer and received by the Facility Agent, Registrar and Paying Agent to the Noteholders.

(h)	Determination of amounts of interest, default interest and other sums due hereunder contained in notices from the Facility Agent, Registrar and Paying Agent shall be binding on the Issuer and each Noteholder, absent manifest error in computation or transmission.

(i)	Except where a Finance Document specifically provides otherwise, the Facility Agent, Registrar and Paying Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(j)	If any of the Facility Agent, Registrar and Paying Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(k)	If any of the Facility Agent, Registrar and Paying Agent is aware of the non-payment of any principal, interest or other fee payable to a Finance Party (other than any of such agents or the Joint Lead Managers) under the Finance Documents, it shall promptly notify the other Finance Parties.

(l)	Each Noteholder shall supply the Facility Agent, Registrar and Paying Agent with any information that the Facility Agent, Registrar and Paying Agent may reasonably specify as being necessary or desirable to enable the Facility Agent, Registrar and Paying Agent to perform its functions.

(m)	The duties of the Facility Agent, Registrar and Paying Agent under the Finance Documents are solely mechanical and administrative in nature. The Facility Agent, Registrar and Paying Agent shall not have any other duties save as expressly provided in the Finance Documents.

(n)	Neither the Facility Agent, Registrar and Paying Agent nor any Joint Lead Manager:

(i)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Joint Lead Managers, the Issuer or any other person given in or in connection with any Finance Document or the Reports or the transactions contemplated in the Finance Documents;

(ii)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, or in connection with, any Finance Document;

(iii)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information, the use of which may be regulated or prohibited by Applicable Laws or regulation relating to insider dealing or otherwise; or

(iv)	is responsible for verifying whether or not the proceeds of the Notes are lent, contributed or otherwise made available to any person or entity (whether or not related to the Issuer) for the purpose of, or with the effect of, financing or facilitating any activities or business of any person, or for the benefit of any country, currently subject to any Sanctions Laws, or otherwise resulting in a violation of any provision of any Sanctions Laws.

13.3	Exclusion of Liability

(a)	The Facility Agent, Registrar and Paying Agent shall have no liability to the Issuer or any of the Noteholders for any action taken by it upon the direction of the Majority Noteholders or if ratified by the Majority Noteholders, unless adjudicated in a final, non-appealable judgment by a court of competent jurisdiction to have been directly caused by its gross negligence or willful misconduct, nor shall the Facility Agent, Registrar and Paying Agent have any liability for any failure to act, unless the Facility Agent has been instructed to act by the Majority Noteholders and such action does not violate Applicable Law.

(b)	The Facility Agent, Registrar and Paying Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent, Registrar and Paying Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by it for that purpose.

(c)	Nothing in this Agreement shall oblige the Facility Agent, Registrar and Paying Agent or the Joint Lead Managers to carry out any “know your customer” or other checks in relation to any person, including checks for Sanctions Laws and compliance with Money Laundering Laws, on behalf of any Noteholder and each Noteholder confirms to the Facility Agent, Registrar and Paying Agent and the Joint Lead Managers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, Registrar and Paying Agent or the Joint Lead Managers. The Issuer and each Noteholder agree to supply the Facility Agent, Registrar and Paying Agent or the Joint Lead Managers with any information which the Facility Agent or the Joint Lead Managers may reasonably request in order to comply with its obligations under Applicable Laws.

13.4	Duties of the Registrar

(a)	The Registrar shall be responsible for keeping track of the issuances, transfers and assignment of the Notes pursuant to this Section 13 (The Facility Agent) and shall keep records of such issuances, transfers and assignments (the “Registry”). The Registrar shall maintain the Registry and keep or cause it to be kept, in as current a form as is reasonably practicable, in the premises of its principal office. The Registry shall contain a record of the following:

(i)	the principal amount, identification or reference numbers and date of issue of the Notes;

(ii)	the amount of interest and their corresponding Interest Payment Dates;

(iii)	the complete names, addresses and account details of each corresponding Noteholder;

(iv)	all subsequent transfers, assignment and changes of ownership in respect thereof; and

(v)	such other matters that the Registrar may deem proper in the performance of its duties under this Agreement.

(b)	The Registrar shall not register a transfer or assignment of any Notes (i) that will result in increasing the number of Noteholders and other persons who may be holding beneficial interest in the Notes hereunder to more than 19 at any one time, (ii) if the transferee or assignee is not a Qualified Institutional Lender, or (iii) if the transfer or assignment is in any other manner in violation of Section 15.9 (Assignment and Participation).

(c)	Subject to the provisions of Section 15.9 (Assignment and Participation), the Noteholder may assign, transfer or sell the Notes. Title to the Notes shall pass by endorsement and delivery of the Notes to the transferee and registration in the Registry. Settlement in respect of such assignment, transfer or sale of the Notes, including the settlement of any documentary stamp taxes, if any, arising therefrom, shall be made directly between the transferee and/or the transferor.

(d)	The Registrar shall register any such transfer or assignment upon presentation to it of the following documents in form and substance acceptable to the Registrar:

(i)	proof of prior written notice to the Registrar, Issuer and other Noteholders as required under Section 15.9(b) in substantially the same form as Exhibit F;

(ii)	original Note for cancellation;

(iii)	written transfer instructions from the transferor of the Note in substantially the same form as Exhibit H;

(iv)	from the transferee: (1) its articles of incorporation, by-laws, and Securities and Exchange Commission certificate of registration, duly authenticated by its corporate secretary; (2) secretary’s certificate authorizing the transfer and acceptance of the Note and appointing the officers authorized to transact with the Facility Agent with specimen signatures and two valid identification documents of each of such authorized officers; and (3) certification that the transferee is a Qualified Institutional Lender;

(v)	the written consent of the transferee to be bound by the terms of this Agreement as fully and to all intents and purposes as if it were an original party hereto, in substantially the same form as Exhibit I;

(vi)	proof of payment of Taxes, if any is due;

(vii)	service fee of PhP1,000.00 (or such other amount as may be set by the Registrar) for each transfer or registration of transfer of the Notes to be borne by the transferor or the transferee, and not the Issuer; and

(viii)	such other documents as the Registrar may reasonably require.

Upon surrender for transfer of any Note, the Registrar shall cancel such surrendered Note and in lieu of the cancelled Note, cause the Issuer to execute and deliver in the name of the transferee or transferees of a new Note duly authenticated by the Facility Agent for a like aggregate principal amount, with interest and principal which have been paid thereon annotated on the Note by the Facility Agent.

Promptly upon the entry of the transferee as a Noteholder in the Registry, the Registrar shall send the Noteholders, the Facility Agent and the Issuer a written notice of every transfer of the Notes and the identity of such transferee.

(e)	The Registrar shall, at all times strictly monitor all transfers, assignments or resale of the Notes and for this purpose establish a monitoring system in order to ensure that any transfer, assignment or resale of the Notes are made in accordance with Section 15.9 (Assignment and Participation). In case of any violation of the provisions of Section 15.9 (Assignment and Participation), the Registrar shall not register such transfer, assignment or resale of such Notes in the Registry and shall as soon as practicable inform the Issuer of such violation. Any transfer or assignment of the Notes made in violation of the restrictions or requirements on transfer under this Agreement (including for the avoidance of doubt, the requirements under Section 15.9 (Assignment and Participation) shall be null and void and shall not be registered by the Registrar.

(f)	The Registrar shall, at all times during business hours, make the Registry available to the Issuer, any Noteholder or any person authorized by any of them for inspection (upon at least three Banking Days’ prior written notice being given to the Facility Agent) and the Facility Agent shall deliver to such persons all such lists of the holders of the Notes, their addresses and holdings as they may reasonably request.

(g)	The Registry shall be closed and no registration of any transfer, assignment or resale of the Notes shall be recorded therein within the period commencing on the Record Date until the relevant Payment Date.

(h)	The registration of transfers of the Notes shall be made at the office of the Registrar at the address indicated in Schedule II (Address and Contact Details of All Parties) or at such other office address as the Facility Agent shall advise in writing to the Noteholders and the Issuer.

(i)	The Registrar shall:

(i)	keep and maintain the signature cards of each Noteholder for the proper performance of its duties and responsibilities.

(ii)	subject to the relevant provisions in this Agreement, hold in trust all monies received by the Registrar for the purpose for which they were received.

(iii)	at all times maintain an updated record of all principal and interest payments made by the Issuer on the Notes.

13.5	Duties of the Paying Agent

The Paying Agent shall hold the principal and interest payments, as the case may be, on the Notes exclusively for the purpose of paying each Noteholder of record in accordance with this Agreement. Such amounts received by the Paying Agent for such principal and/or interest payments shall be segregated from all other funds of the Paying Agent.

13.6	Meetings of Noteholders; Consent Solicitation

(a) The Facility Agent may at its discretion, or upon the request of the Noteholders holding at least 25% of the aggregate amount of the outstanding Notes, at any time, call a meeting of the Noteholders for the purpose of taking action authorized to be taken by or on behalf of the Noteholders of any specified aggregate principal amount of the Notes under any provision of this Agreement or under any Applicable Law. All costs and expenses in connection with any meeting of the Noteholders shall be for the account of the Noteholders. All costs and expenses in connection with any meeting of the Noteholders from and after the occurrence of an Event of Default or those held pursuant to a written request made by the Issuer shall be for the account of the Issuer.

(b) In the event that the consent or waiver of the Noteholders is required for any action under this Agreement, each Noteholder agrees to provide the Facility Agent with its response to any such consent or waiver solicitation within fifteen Banking Days from receipt of notice from the Facility Agent.

13.7	No Financial Liability

No provision of this Agreement shall require or be interpreted to require the Facility Agent, Registrar and Paying Agent to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

13.8	Reimbursement for Expenses

Subject to the prior written consent of each Noteholder, which consent shall not be unreasonably withheld, each Noteholder agrees pro rata in accordance with its Advance to reimburse the Facility Agent for its own account for all reasonable and documented expenses incurred by it only insofar as such expenses are not reimbursed by the Issuer as required pursuant to Section 6.1 (Expenses).

13.9	Liability and Appraisal

(a)	Neither the Facility Agent, Registrar and Paying Agent nor any of its respective officers, directors, employees or agents, shall be liable for any action taken or omitted by them hereunder, or in connection herewith, except for its or their gross negligence or willful misconduct, provided that, the Facility Agent, Registrar and Paying Agent shall not be liable for indirect, consequential, special or punitive loss or damage, including loss of business, profit or goodwill (whether the loss arises in contract, tort, under any statute or otherwise in connection with this Agreement). The Facility Agent, Registrar and Paying Agent shall not be responsible for any recitals, statements, representations, warranties or omissions herein or in the information supplied by the Issuer or for the authorization, execution, effectiveness, genuineness, validity or enforceability of any Finance Document or any other document executed or required in connection therewith, or be required (except upon the written direction of the Majority Noteholders) to make any inquiry concerning the performance or observance by the Issuer of any of the terms, provisions or conditions of any Finance Document.

(b)	Each Noteholder confirms and reiterates to the Joint Lead Managers and the Facility Agent, Registrar and Paying Agent all representations and warranties as set out in the Investor Representation Letter executed by each Noteholder (at or about the time of this Agreement) the terms of which are incorporated herein.

(c)	The Noteholders agree to indemnify and hold the Facility Agent, Registrar and Paying Agent harmless from and against any and all liabilities, damages, penalties, judgments, suits, expenses and other costs of any kind or nature against the Facility Agent, Registrar and Paying Agent in respect of its performance of its obligations hereunder, except where such liabilities, damages, penalties, judgments, suits, expenses and other costs of any kind or nature resulted from the Facility Agent, Registrar and Paying Agent’s (as the case may be) gross negligence or willful misconduct.

13.10	Rights and Discretions of the Facility Agent, Registrar and Paying Agent

(a)	The Facility Agent, Registrar and Paying Agent shall be entitled to:

(i)	rely on any representation, notice or document believed by it to be genuine, correct and appropriately authorized and shall have no duty to verify any signature on any document;

(ii)	rely on any statement purportedly made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iii)	act upon the advice of legal counsel and other experts selected by it concerning all matters pertaining to this Agreement and its duties hereunder,

and shall not be liable to any of the other Parties hereto for any of the consequences of such reliance.

(b)	The Facility Agent, Registrar and Paying Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Noteholders), that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Section 10.1(a) (Non-Payment); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Noteholders has not been exercised.

(c)	The Facility Agent, Registrar and Paying Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent, Registrar and Paying Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent, Registrar and Paying Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, Registrar and Paying Agent and the Joint Lead Managers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

13.11	Other Banking Transactions

The Facility Agent, Registrar and Paying Agent or any of their Affiliates may, without liability to account, engage in any kind of banking, trust or other business with the Issuer as if it were not such Facility Agent, Registrar and Paying Agent, provided, that, such relationship will not conflict with the functions of the Facility Agent, Registrar and Paying Agent under this Agreement.

13.12	Successor Facility Agent, Registrar and Paying Agent

(a)	Resignation of the Facility Agent, Registrar and Paying Agent

(i)	The Facility Agent, Registrar and Paying Agent may resign and appoint one of its Affiliates as successor by giving notice to the Noteholders and the Issuer.

(ii)	Alternatively, the Facility Agent, Registrar and Paying Agent may resign by giving forty-five (45) days’ notice to the Noteholders and the Issuer, in which case the Majority Noteholders (subject to the consent of the Issuer (such consent not to be unreasonably withheld or delayed)) may appoint a successor Facility Agent, Registrar and Paying Agent.

(iii)	If the Majority Noteholders have not appointed a successor Facility Agent, Registrar and Paying Agent in accordance with paragraph (ii) above within thirty (30) days after notice of resignation was given, the retiring Facility Agent, Registrar and Paying Agent (after consultation with the Issuer) may appoint a successor Facility Agent, Registrar and Paying Agent.

(iv)	The retiring Facility Agent, Registrar and Paying Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent, Registrar and Paying Agent under the Finance Documents.

(v)	The resignation notice of the Facility Agent, Registrar and Paying Agent shall only take effect upon the appointment of a successor.

(vi)	Upon the appointment of a successor, the retiring Facility Agent, Registrar and Paying Agent shall be discharged from any further obligation in respect of the Finance Documents, but shall remain entitled to the benefit of this Section 13.12 (Successor Facility Agent, Registrar and Paying Agent). Its successor and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party.

(b)	Replacement of the Facility Agent, Registrar and Paying Agent

(i)	Subject to the consent of the Issuer (such consent not to be unreasonably withheld or delayed), the Majority Noteholders may, by giving 30 days’ notice to the Facility Agent, Registrar and Paying Agent, replace it by appointing a successor Facility Agent, Registrar and Paying Agent.

(ii)	The retiring Facility Agent, Registrar and Paying Agent shall (at the expense of the Noteholders) make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent, Registrar and Paying Agent under the Finance Documents.

(iii)	The appointment of the successor Facility Agent, Registrar and Paying Agent shall take effect on the date specified in the notice from the Majority Noteholders to the retiring Facility Agent. As from this date, the retiring Facility Agent, Registrar and Paying Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Section 13.12 (Successor Facility Agent) (and any agency fees for the account of the retiring Facility Agent, Registrar and Paying Agent shall cease to accrue from (and shall be payable on) that date).

(iv)	Any successor Facility Agent, Registrar and Paying Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successors had been original Parties.

(c)	Within ten Banking Days from the resignation or removal of the retiring Facility Agent, Registrar and Paying Agent, such former Facility Agent, Registrar and Paying Agent shall submit to the Security Trustee, the Issuer and Noteholders a final accounting report on the funds and other assets that it holds in its possession prior to resignation or removal. The report shall be subject to the approval of the Majority Noteholders and the Issuer, provided, that if the former Facility Agent, Registrar, and Paying Agent does not receive any objections on the final accounting report from the Majority Noteholders or the Issuer within 30 days from submission thereof, they shall be deemed to have absolutely and unconditionally accepted the accuracy of the final accounting report.

Section 14 APPOINTMENT OF THE SECURITY TRUSTEE

14.1	Appointment

(a)	The Security Trustee is hereby designated and appointed as the Security Trustee and is hereby authorized and directed to take such actions on behalf of the Secured Parties and to exercise such powers and perform such duties as are expressly delegated to it by the terms hereof, together with such other powers as are reasonably incidental thereto.

(b)	Notwithstanding any provision to the contrary elsewhere in this Agreement, the Security Trustee shall have no duties or responsibilities except those respectively expressly set forth in this Agreement. The Security Trustee shall not be liable for any action taken or omitted to be taken by it hereunder, or in connection herewith or therewith, or in connection with any Pledged Shares, unless caused by its gross negligence or willful misconduct or breach of any express provision contained herein.

14.2	Duties of Security Trustee

(a)	Except as otherwise specifically provided hereby, the Security Trustee shall not exercise any rights, powers or remedies under this Agreement or give any consent hereunder (except consents given in conjunction with releases of the Pledged Shares expressly permitted by the provisions hereof) unless it shall have been directed to do so in writing by the Majority Noteholders.

(b)	The Security Trustee shall have the duty of safekeeping the certificates of stock covering the Pledged Shares and the Additional Pledged Shares. As soon as practicable after receipt thereof, the Security Trustee shall forward to the Facility Agent any document other than those required to be delivered to the Security Trustee under Section 12 above and this Section 14, including all financial statements, certificates, notices, reports or other materials delivered by the Pledgors to the Security Trustee.

(c)	In the discharge of its duties under this Agreement, the Security Trustee shall act with fairness and good faith in all its dealings.

14.3	Rights of Security Trustee

(a)	The Security Trustee may execute any of its duties hereunder by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

(b)	Neither the Security Trustee, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it or any other Person (including any agent or attorney-in-fact of such Person), under or in connection with any provisions of this Agreement (except for its own gross negligence or willful misconduct, provided that it shall have acted with the required skill, care, prudence and diligence necessary under the circumstances), or (ii) be responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Issuer or any representative thereof contained herein or in any certificate, report, or statement or other document received by it under or in connection with this Agreement or for any failure of the Issuer to perform any of its obligations hereunder, or for the creation, maintenance or priority of any Lien granted in favor of the Secured Parties. Except as provided herein or therein or contemplated hereby or thereby, the Security Trustee shall not be under any obligation to any other Secured Party to ascertain or to inquire as to the observance or performance of any of the provisions contained herein or to inspect the properties, books or records of the Issuer.

(c)	The Security Trustee shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telegram, fax or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Issuer), independent accountants and other experts selected by it with due care. In connection with any request of the Noteholders, the Security Trustee shall be fully protected in relying on a certificate of such Noteholders, signed by the respective authorized representatives of such Noteholders, setting forth the outstanding principal amount of Secured Obligations held by such Noteholders as of the date of such certificate, which certificate shall state that the Persons signing such certificate are the respective authorized representative of such Noteholders and shall specify the provision pursuant to which the Security Trustee is being directed to act. The Security Trustee shall be fully justified in failing or refusing to take any action hereunder (i) if such action would, in its opinion, after consultation with legal counsel, be contrary to Applicable Law or the terms of this Agreement, (ii) if such action is not specifically set forth in this Agreement or if such action is optional, discretionary or entails making selections, choices or utilizing judgment, it shall not have received the direction of the Majority Noteholders, or (iii) if it shall not first be indemnified to its satisfaction by the other Finance Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Security Trustee shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with a request of the Noteholders (to the extent that (i) the Noteholders are expressly authorized to direct the Security Trustee to take or refrain from taking such action or (ii) absent such authorization, the Noteholders direct at their discretion, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Finance Parties, and the Security Trustee shall not bear any liability by reason of refraining to act while awaiting such direction).

(d)	If, with respect to a proposed action to be taken by it, the Security Trustee shall determine in good faith that the provisions of this Agreement relating to its functions or responsibilities or powers are or may be ambiguous or inconsistent, it shall notify the other Finance Parties, identifying the provisions that it considers to be ambiguous or inconsistent, and shall not perform such function or responsibility or exercise such power unless it has received the instruction of the Majority Noteholders. The Security Trustee shall be fully protected in acting or refraining from acting upon the instruction of the Majority Noteholders in this respect, and such instruction shall be binding upon the Finance Parties.

(e)	The Security Trustee shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Event of Default or the failure by any Party to observe or perform their respective obligations under any Part of this Agreement unless and until its responsible officer has received a notice or a certificate from the Noteholders stating that a Declaration of Default has occurred.

(f)	No provision of this Agreement shall require the Security Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Neither shall the Security Trustee be under any obligation to make advances for any of the costs and expenses relating to the performance of any of its duties hereunder. In the event that the Security Trustee receives such a notice regarding the occurrence of a Declaration of Default, it shall immediately give notice thereof to all the other Finance Parties. The Security Trustee shall take such action with respect to such Declaration of Default as so requested of it by the Noteholders pursuant hereto.

(g)	The Issuer will pay upon demand to the Security Trustee the amount of its fees as from time to time separately agreed, and any and all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, it may incur in connection with (i) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Shares constituted in its favor (with respect to the Security Trustee), (ii) the exercise or enforcement of any of its rights duties or powers, or (iii) the failure by the Issuer to perform or observe any of the provisions hereof.

(h)	The Security Trustee and its Affiliates may from time to time extend commitments to or have loans or other obligations outstanding from the Issuer. Each shall have the same rights, powers and authority to enter into any deposit agreement, loan agreement or any other banking or business relationship permitted with any of the parties to this Agreement (without having to account therefore to any Person) as though it were not a party hereto.

14.4	No Reliance

The Noteholders shall be deemed to represent to the Security Trustee that it has, independently and without reliance upon the Security Trustee, and based on such documents and information as it has deemed appropriate, made and will continue its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Issuer. Except for notices, reports and other documents expressly required to be furnished to the Noteholders by the Security Trustee, it shall not have any duty or responsibility to provide any other Finance Party with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Issuer that may come into its possession or any of its officers, directors, employees, agents or attorneys-in-fact.

14.5	Indemnification

The Issuer hereby agrees to indemnify and save harmless the Security Trustee from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of the performance of its duties hereunder or any action taken or omitted by it in its capacity as such under or in connection with the foregoing (except for its own gross negligence or wilful misconduct or breach of any express provision contained herein). The agreements in this Section shall survive the payment or satisfaction in full of the Secured Obligations and the resignation or removal of the Security Trustee or the termination of this Agreement.

14.6	Resignation or Removal of Security Trustee

The Security Trustee may resign upon thirty (30) days’ notice to the other Finance Parties and may be removed at any time with or without cause by the Noteholders, with any such resignation or removal to become effective only upon the appointment of a successor under this Section. If the Security Trustee shall resign or be removed as aforesaid, then the Noteholders shall (and if no such successor shall have been appointed within thirty (30) days of the resignation or removal, the Security Trustee may) appoint its successor for the Finance Parties, which successor Security Trustee shall be acceptable to the Issuer, whereupon such successor shall succeed to the rights, powers and duties of the “Security Trustee,” and the term “Security Trustee” shall mean such successor effective upon its appointment, and the former Security Trustee’s rights, powers and duties shall be terminated, without any other or further act or deed on the part of such former Security Trustee (except that such former Security Trustee shall (i) deliver any and all of the Pledged Shares then in its possession to its successor and (ii) upon such resignation or removal, execute and deliver such instruments as reasonably directed by the Noteholders necessary to convey to its successors the powers and rights contemplated herein), and (iii) submit to the Facility Agent, Noteholders, and the Issuer a final accounting report on the Pledged Shares that it holds in its possession prior to resignation or removal, which report shall be subject to the approval of the Majority of the Noteholders and the Issuer, provided, that the former Security Trustee does not receive any objections on the final accounting report from the Majority Noteholders or the Issuer within 30 days from submission thereof, they shall be deemed to have absolutely and unconditionally accepted the accuracy of the final accounting report) or any of the other Finance Parties. After the resignation or removal of the Security Trustee, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Security Trustee.

Section 15 MISCELLANEOUS PROVISIONS

15.1	Waiver; Cumulative Rights

No failure or delay on the part of any Finance Party in exercising any right, power or remedy accruing to it upon any breach or default of the Issuer under the Finance Documents shall impair any such right, power or remedy nor shall it be construed as a waiver of any such breach or default thereafter occurring, nor shall a waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. All remedies, under the Finance Documents or by law or otherwise afforded to the Finance Parties, shall be cumulative and not alternative. No notice to or demand on the Issuer in any case shall entitle it to any other or further notice or demand in similar or other circumstances.

15.2	Entire Agreement; Amendments

This Agreement and the documents referred to herein, and such other documents as may be executed by the parties contemporaneously herewith or subsequently pursuant hereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or agreement with respect to this transaction.

Any term of the Finance Documents may be amended or waived only with the written consent of the Majority Noteholders and the Issuer, and any such amendment or waiver will be binding on all parties, provided, that, the unanimous written consent of all Noteholders shall be required for any amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of Majority Noteholders;

(b)	an extension to the date of payment of any amount due under the Finance Documents;

(c)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interests or fees;

(d)	an increase in, or extension of any Commitment;

(e)	a change of Issuer or Guarantor or Pledgor or Parent Guarantor other than as permitted by the Finance Documents;

(f)	any provision which requires the consent of all the Noteholders;

(g)	Section 3.2 (Sharing of Payments);

(h)	Section 15.10 (Interests Joint);

(i)	in any other way changing the provisions of this Section 15.2 (Entire Agreement and Amendments).

An amendment or waiver which relates to the rights and obligations of the Facility Agent, Registrar, Paying Agent and Security Agent and the Joint Lead Managers (each in their capacity as such) may not be effected without the consent of the affected party.

15.3	Governing Law

This Agreement and all other Finance Documents shall be governed in all respects, including validity, construction, performance and effect, by the laws of the Philippines.

15.4	Venue for Suit

Each of the Obligors irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted, at the option of any Finance Party, in any competent court in Makati City, to the exclusion of all other courts of competent jurisdiction and by the execution and delivery of this Agreement, each of the Obligors submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties or assets, generally and unconditionally, the jurisdiction of such court. Each of the Obligors hereby waives any objection which it may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and further waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

15.5	Severability of Provisions

If any one or more of the provisions contained in any Finance Document or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, provided, that, the commercial intent of the parties is preserved.

15.6	Notices

All communications and notices required or permitted under this Agreement shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage prepaid registered mail, (iii) transmitted by a nationally recognized courier service, (iv) transmitted by telefax to the parties (as elected by the party giving such notice), or (v) e-mail (receipt of which has been duly acknowledged) to their respective addresses and telefax numbers set forth in Schedule II (Addresses and Contact Details of All Parties). Except as otherwise specified herein, all notices shall be deemed duly given on the date of receipt. Any party may change its address for purposes hereof by notice to the other parties.

15.7	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8	Set Off

Nothing herein contained shall limit the right of set off, banker’s lien or counterclaim which may be available to any Finance Party under Applicable Law.

15.9	Assignment and Participation

(a)	An Obligor may not transfer its rights or obligations hereunder without the prior written consent of all of the Noteholders.

(b)	Any Noteholder may by written notice to the Facility Agent, the other Noteholders and the Issuer, transfer all or any portion of its rights and obligations hereunder or under any other Finance Document to a Qualified Institutional Lender, provided that, in no event shall such transfer be made to a trust account or to a Qualified Institutional Lender that will not hold the Notes for its own account and provided further that, notwithstanding the foregoing, a Noteholder may not transfer all or a portion of its rights hereunder or under any Finance Document unless such transfer

(i)	shall be least PhP500 million and in increments of PhP100 million.

(ii)	shall not result in any additional taxes or increased costs which the Issuer agreed to assume under Section 4.1 (Taxes), or if there are such additional taxes or increased costs, the same shall be borne by the transferring Noteholder and its transferor;

(iii)	shall not increase the number of Noteholders and other persons who may be holding beneficial interest in the Notes to more than 19;

(iv)	shall be carried out in accordance with the requirements of SRC Rule 9.2(2)(B) of the Amended Implementing Rules and Regulations of the SRC; and

(v)	shall not result to any one Noteholder owning at least 51% of the aggregate principal amount of the Notes outstanding.

Any transfer in violation of any of the foregoing shall be null and void.

(a)	Any act or omission of a Noteholder prior to the assignment, transfer or participation of any of such Noteholder’s interest under the Finance Documents shall in all circumstances be conclusive and binding on the assignee, transferee or participant. The assignee, transferee or participant shall agree to assume or perform that portion of the assigning or transferring Noteholder’s obligations under this Agreement that corresponds to the proportion of its rights so assigned, transferred or participated, and references to the assigning or transferring Noteholder hereunder shall be construed accordingly as references to its assignee, transferee or participant, as may be relevant.

(b)	Without prejudice to any obligations which may have accrued on the date of the assignment, transfer or participation, the transferring Noteholder shall be released from the obligations expressed to be subject of such assignment, transfer or participation, and the transferee Noteholder shall become a party to this Agreement and will be bound by the obligations expressed to be subject of such assignment, transfer and participation.

15.10	Interests Joint

The obligations of each Finance Party hereunder are joint, and nothing in this Agreement shall be deemed to create a partnership or joint venture among them. The amounts payable at any time hereunder to each Finance Party shall be a separate and independent debt, and each Finance Party shall be entitled to protect and enforce its rights arising out of this Agreement without the need for any other Finance Party to be joined as an additional party in any proceedings for such purpose.

15.11	Waiver of Confidentiality; Grant of Authority to Noteholders

Pursuant to BSP Circular No. 472, Series of 2005, as implemented by BIR Revenue Regulations No. 4-2005, the Issuer hereby authorizes the Noteholders to conduct random verification with the BIR to establish the authenticity of the annual income tax returns and accompanying financial statements submitted by the Issuer.

15.12	Counterparts

Each Finance Document may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

15.13	Confidentiality

(a)	Save as otherwise allowed in this Agreement, the Noteholders shall not, without the prior written consent of the Issuer, disclose any and all information received from the Issuer or Joint Lead Managers to any person, party or entity except to such of their officers, employees and consultants who have been made aware that such confidential information is confidential and are bound to treat it as such and to whom disclosure is necessary for the purposes of this Agreement.

(b)	Subject to the provisions of Section 15.13 (c) below, the Facility Agent and each of the Noteholders and their respective Affiliates and representatives (each a “Recipient”) shall maintain the confidentiality of all information obtained from the Issuer or the Joint Lead Managers, and shall not release such information to third parties without such third party agreeing to sign a confidentiality undertaking in favor of the Issuer in a form acceptable to the Issuer, save as may be required under any Applicable Law, including for the avoidance of doubt, where required by BSP regulations, by Money Laundering Laws and by the Central Credit Information Corporation established pursuant to Republic Act No. 9510 (the Credit Information System Act). This Section shall not apply in respect of any information that was already known to the Recipients when disclosed or which is subsequently disclosed to the Facility Agent and the Noteholders by a third party, in both cases without any obligation on the part of the Recipient to keep such information confidential, or information, which is now or subsequently becomes part of the public domain.

(c)	Subject to the provisions of the SRC, a Noteholder may furnish non-public information concerning the Issuer in the possession of such Noteholder from time to time to Transferees (including prospective Transferees) but only with the prior written consent of the Issuer, which consent shall not be unreasonably withheld.

[The remainder of the page has been intentionally left blank. The signature pages, schedules and exhibits follow]

SIGNATURE PAGES

IN WITNESS WHEREOF, the party below has caused this Agreement to be duly executed by its duly authorized officers.

MCE LEISURE (PHILIPPINES) CORPORATION

as Issuer

By:	/s/ Yuk Man Chung
Name: Yuk Man Chung
Position: Authorized Signatory

MELCO CROWN (PHILIPPINES) RESORTS CORPORATION

as Guarantor and Pledgor

By:	/s/ Yuk Man Chung
Name: Yuk Man Chung
Position: Authorized Signatory

MCE HOLDINGS (PHILIPPINES) CORPORATION

as Guarantor and Pledgor

By:	/s/ Yuk Man Chung
Name: Yuk Man Chung
Position: Authorized Signatory

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION

as Guarantor and Pledgor

By:	/s/ Yuk Man Chung
Name: Yuk Man Chung
Position: Authorized Signatory

BDO UNIBANK, INC.

as Noteholder

By:	/s/ Edmundo S. Soriano
Edmundo S. Soriano
Executive Vice President
Head, Corporate Banking Group

By:	/s/ Reynaldo A. Tanjangco, Jr.
Reynaldo A. Tanjangco, Jr.
Senior Vice President
Corporate Banking Group

CHINABANKING CORPORATION

as Noteholder

By:	/s/ William C. Whang
William C. Whang Senior Vice President

By:	/s/ Victor O. Martinez
Victor O. Martinez
First Vice President

By:	/s/ Juan Jesus C. Macapagal
Juan Jesus C. Macapagal
Assistant Vice President

EAST WEST BANKING CORPORATION

as Noteholder

By:	/s/ Ernesto T. Uy
Ernesto T. Uy Senior Vice President Group Head, Corporate Banking Group

By:	/s/ Vicente P. Ortuoste
Vicente P. Ortuoste First Vice President Deputy Group Head, Corporate Banking Group

PHILIPPINE NATIONAL BANK

as Noteholder

By:	/s/ Cenon C. Audencial, Jr.
Cenon C. Audencial, Jr. First Senior Vice President Head, Institutional Banking Group

By:	/s/ Allan L. Ang
Allan L. Ang First Vice President Head, Corporate Banking Group

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

as Joint Lead Manager

By:	/s/ Charles M. Rodriguez
Charles M. Rodriguez Executive Vice President Head of Corporate Client Coverage

DEUTSCHE BANK AG, MANILA BRANCH

as Joint Lead Manager

By:	/s/ Enrico S. Cruz
Enrico S. Cruz Managing Director and Chief Country Officer Head, Global Markets

By:	/s/ Edgar Jose U. Ampil
Edgar Jose U. Ampil Vice President Head, Finance

PHILIPPINE NATIONAL BANK – TRUST BANKING GROUP

as Facility Agent, Registrar, Paying Agent, and Security Trustee

By:	/s/ Josephine E. Jolejole
Josephine E. Jolejole First Vice President

By:	/s/ Francis T. Songco
Francis T. Songco Senior Manager

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES         )

MAKATI CITY                                         ) S.S.

BEFORE ME, a Notary Public in and for Makati City, Philippines, this 19th day of December 2013, personally appeared the following, who has satisfactorily proven to me his identity through the following identifications:

Name	Government Issued I.D.	Date Issued Expiration Date and Place Issued
Yuk Man Chung	PP#KJ0117765	13 APR 2013 13 APR 2020 HONG KONG

and that he or she is the same person who executed and voluntarily signed the foregoing instrument which he or she acknowledged before me as his or her free and voluntary act and deed.

WITNESS MY HAND AND SEAL at the place and date first above written.

Doc. No.     206    ;

Page No.     043    ;

Book No.     II    ;

Series of 2013.

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES     )

MAKATI CITY                                     ) S.S.

BEFORE ME, a Notary Public in and for Makati City, Philippines, this 19th day of December 2013, personally appeared the following, who have satisfactorily proven to me their identity through the following identifications:

Name	Government Issued I.D.	Date Issued Expiration Date and Place Issued

Edmundo S. Soriano	Passport No. EB0483369	June 30, 2010 June 29, 2015 DFA Manila

Reynaldo A. Tanjangco, Jr.	Passport No. EB6718655	November 9, 2012 November 8, 2017 DFA Manila

William C. Whang	SSS ID No. 03-5882607-5

Victor O. Martinez	Passport No. XX5575540	February 20, 2010 February 19, 2015 DFA – Manila

Juan Jesus C. Macapagal	Passport No. XX2852361	January 23, 2009 January 22, 2014 DFA – Manila

Ernesto T. Uy	Passport No. EB2788543	June 24, 2011 June 23, 2016 DFA – Manila

Vicente P. Ortuoste	Passport No. EB5679736	June 18, 2012 June 17, 2017 DFA – Manila

Cenon C. Audencial, Jr.	Passport No. EB1062063	September 30, 2010 September 29, 2015 DFA Manila

Allan L. Ang	Driver’s License No. N04-91-192300	Aug. 15, 2012 August 15, 2015 Manila

Charles M. Rodriguez	Passport No. XX5575189	February 20, 2010 February 19, 2015 DFA Manila

Name	Government Issued I.D.	Date Issued Expiration Date and Place Issued

Enrico S. Cruz	Passport No. EB5396574	May 16, 2012 May 15, 2017 DFA – Manila

Edgar Jose U. Ampil	Passport No. EB2640431	June 7, 2011 June 6, 2016 DFA – Manila

Josephine E. Jolejole	Driver’s License No. N26-97-010112	March 27, 2013 Las Pinas City

Francis T. Songco	Driver’s License No. N01-99-240945	Dec. 20, 2010; Quezon City

that they are the same persons who executed and voluntarily signed the foregoing instrument which they acknowledged before me as their free and voluntary act and deed.

WITNESS MY HAND AND SEAL at the place and date first above written.

Doc. No.     198    ;

Page No.     41    ;

Book No.     I    ;

Series of 2013.

Schedule I NOTEHOLDERS AND COMMITMENTS

Noteholder	Commitments

BDO UNIBANK, INC.	PHP4,750,000,000.00

CHINABANKING CORPORATION	PHP4,250,000,000.00

EASTWEST BANKING CORPORATION	PHP2,000,000,000.00

PHILIPPINE NATIONAL BANK	PHP4,000,000,000.00

Total	PHP15,000,000,000.00

Schedule II ADDRESSES AND CONTACT DETAILS OF ALL PARTIES

Party	Address	Attention	Email Address (E) Telephone Number (T) Fax Number (F)
MCE LEISURE (PHILIPPINES) CORPORATION

Aseana Boulevard cor. Roxas Boulevard, Brgy. Tambo

Paranaque City, 1701 Philippines

With a copy to:

MELCO Crown Entertainment Limited

36th Floor The Centrium

60 Wyndham Street

Central Hong Kong, SAR

Attention: Company Secretary

		Corporate Secretary/Frances Yuyucheng	c/o Corporate Secretary/Frances Yuyucheng F: +632 815 3172 With a copy to: c/o Company Secretary F: +852 2537 3618

MELCO CROWN (PHILIPPINES) RESORTS CORPORATION

Aseana Boulevard cor. Roxas Boulevard, Brgy. Tambo

Paranaque City, 1701 Philippines

With a copy to:

MELCO Crown Entertainment Limited

36th Floor The Centrium

60 Wyndham Street

Central Hong Kong, SAR

Attention: Company Secretary

		Corporate Secretary/Frances Yuyucheng	c/o Corporate Secretary/Frances Yuyucheng F: +632 815 3172 With a copy to: c/o Company Secretary F: +852 2537 3618

Party	Address	Attention	Email Address (E) Telephone Number (T) Fax Number (F)
MCE HOLDINGS (PHILIPPINES) CORPORATION

Aseana Boulevard cor. Roxas Boulevard, Brgy. Tambo

Paranaque City, 1701 Philippines

With a copy to:

MELCO Crown Entertainment Limited

36th Floor The Centrium

60 Wyndham Street

Central Hong Kong, SAR

Attention: Company Secretary

		Corporate Secretary/Frances Yuyucheng	c/o Corporate Secretary/Frances Yuyucheng F: +632 815 3172 With a copy to: c/o Company Secretary F: +852 2537 3618

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION

Aseana Boulevard cor. Roxas Boulevard, Brgy. Tambo

Paranaque City, 1701 Philippines

With a copy to:

MELCO Crown Entertainment Limited

36th Floor The Centrium

60 Wyndham Street

Central Hong Kong, SAR

Attention: Company Secretary

		Corporate Secretary/Frances Yuyucheng	c/o Corporate Secretary/Frances Yuyucheng F: +632 815 3172 With a copy to: c/o Company Secretary F: +852 2537 3618

BDO UNIBANK, INC.	14th Floor South Tower BDO Corporate Center 7899 Makati Avenue 0726 Makati City, Philippines	Reynaldo A. Tanjangco, Jr. Jose Ramon Garcia.	E: rat@bdo.com.ph T: +632 878 4916 / 8787000 local 6150/8784845 F: +632 878 4400

Party	Address	Attention	Email Address (E) Telephone Number (T) Fax Number (F)
CHINABANKING CORPORATION	5th Floor China Bank Building 8745 Paseo de Roxas corner Villar Street Makati City, Philippines	Juan Jesus C. Macapagal Angeli Mae P. Severo	E: jjcmacapagal@chinabank.ph ampsevero@chinbank.ph T: +632 885 5561 / 885 5503 F: +632 892 0233

EASTWEST BANKING CORPORATION	Eastwest Corporate Center 5/F The Beaufort, 5th Ave cor. 23rd St. Bonifacio Global City, Taguig City Metro Manila 1634 Philippines	Vicente P.Ortuoste Ma. Ellen Victor	E: vportuoste@eastwestbanker.com mavictor@eastwestbanker.com T: + 632 575 3868/5756874 F: +632 575 3878

PHILIPPINE NATIONAL BANK	7/F PNB Financial Center Pres. Diosdado Macapagal Blvd Pasay City, Metro Manila 1300 Philippines	Allan L. Ang Byron Jake L. Montiel	E: angal@pnb.com.ph montielbjl@pnb.com.ph T: + 632 / 526 3240/5263131 local 5236 F: +632 526 3088

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	8/F MCC Center 6788 Ayala Avenue Makati City, Philippines	Arlene Lotilla Renee Wee	E: arlene.lotilla@anz.com renee.wee@anz.com T: +632 841 7710 +632 841 7719 F: +632 750 3496

Party	Address	Attention	Email Address (E) Telephone Number (T) Fax Number (F)
DEUTSCHE BANK AG, MANILA BRANCH	26F Ayala Tower One, Ayala Avenue 1226 Makati City, Philippines	Enrico S. Cruz Jethra Pascual	E: enrico.cruz@db.com jethra.banal@db.com T: + 632 894 6888 / 894 6895 F: + 632 894 6890

PHILIPPINE NATIONAL BANK – TRUST BANKING GROUP	3rd Floor, PNB Trust Banking Group, PNB Financial Center President Diosdado Macapagal Blvd. 1300 Pasay City, Metro Manila, Philippines	Atty. Josephine E. Jolejole Francis T. Songco	E: jolejoleje@pnb.com.ph; songcoft@pnb.com.ph T: + 632 573 4665 / 573 4657 F: +632 526 3379

Schedule III CONDITIONS PRECEDENT DOCUMENTS

(1)	A notarized certificate of the corporate secretary of each of the Obligors dated as of the date of its submission to the Facility Agent:

(a)	having attached to it copies of the articles of incorporation and by-laws, each as amended to date, and the certificate of registration of the Obligor and certifying to the resolutions of the board of directors, and if applicable, the shareholders, of the Obligor:

(i)	approving the terms of, and the transactions contemplated by, Finance Documents and resolving that it execute, deliver and perform the Finance Documents to which it is a party,

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf, and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Finance Documents;

(b)	certifying to the specimen(s) of the signature(s) of each person authorized by the resolution referred to in sub-paragraph (a) (ii) above; and

(c)	certifying that all applicable corporate approvals and approvals by the relevant committee required under the applicable board resolutions have been obtained.

(2)	Originals of the following duly executed by the relevant parties:

(a)	this Agreement;

(b)	the Notes;

(c)	the Parent Guarantee; and

(d)	Fee Letters.

(3)	Certificate of an Authorized Signatory of the Issuer, Guarantors and Pledgors certifying that each copy document relating to it specified in this Schedule III (Conditions Precedent Documents) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(4)	Copies of the following documents:

(a)	Latest audited stand-alone financial statements and corresponding income tax returns, each with BIR stamp, of each of the Issuer, MCP, MCE Holdings and MCE Holdings 2, and latest audited consolidated financial statements of MCP, with the Philippine Securities Exchange Commission stamp; and

(b)	Evidence that the fees, costs and expenses then due from Issuer pursuant to Section 6 (Expenses and Indemnification) 6 of this Agreement have been paid or will be paid by the initial Issue Date.

(5)	A legal opinion of SyCip Salazar Hernandez & Gatmaitan, Philippine counsel to the Joint Lead Managers and Facility Agent on behalf of the Noteholders, substantially in the form distributed to the Noteholders and the Joint Lead Managers prior to the initial Issue Date.

(6)	A legal opinion of Milbank, Tweed, Hadley & McCloy, New York counsel to the Joint Lead Managers and Facility Agent on behalf of the Noteholders, substantially in the form distributed to the Noteholders and the Joint Lead Managers prior to the initial Issue Date.

(7)	A legal opinion of Romulo Mabanta Buenaventura Sayoc & de los Angeles, Philippine counsel to the Issuer and the other Obligors, substantially in the form distributed to the Noteholders and the Joint Lead Managers prior to the initial Issue Date.

(8)	A legal opinion of Latham and Watkins, New York counsel to the Parent Guarantor, substantially in the form distributed to the Noteholders and the Joint Lead Managers prior to the initial Issue Date.

(9)	A legal opinion of Walkers, Cayman Islands counsel to the Parent Guarantor, substantially in the form distributed to the Noteholders and the Joint Lead Managers prior to the initial Issue Date.

(10)	Proof of full payment of the documentary stamp taxes.

(11)	Duly endorsed stock certificates for all the Pledged Shares.

(12)	Declarations of trust (with power of attorney) of the nominee directors of the Pledgors in respect of the Pledged Shares registered in the name of such nominees dated not later than the date of this Agreement.

(13)	Irrevocable Proxies in respect of the Pledged Shares in such form as may be acceptable to the Facility Agent.

(14)	A notarized certificate of the corporate secretary of each Relevant Company, having attached to it certified copies of the ledger portion of the stock and transfer book of the Relevant Company:

(a)	setting out the total authorized, issued and subscribed capital stock of the Relevant Company;

(b)	listing all of the current shareholders of the Relevant Company together with the number of shares held by each shareholder and the stock certificate numbers of the stock certificates issued to each shareholder;

(c)	certifying that the Pledged Shares in the Relevant Company constitute 100% of the outstanding capital stock of the Relevant Company and each Pledged Share has been fully paid; and

(d)	certifying that the pledge constituted under this Agreement has been recorded in the Stock and Transfer Book of such Relevant Company.

Schedule IV DISCLOSURES

None.

Schedule V PLEDGED SHARES

A.	MCE Holdings (Philippines) Corporation

Shareholder	No. of Shares	Stock Certificate No.
Melco Crown (Philippines) Resorts Corporation	147,894,495	10
	40,000,000	11
Frances T. Yuyucheng	1	2
Rena Rico-Pamfilo	1	3
Maria Tara A. Mercado	1	4
Yuk Man Chung	1	7
William Todd Nisbet	1	8

B.	MCE Holdings No. 2 (Philippines) Corporation

Shareholder	No. of Shares	Stock Certificate No.
MCE Holdings (Philippines) Corporation	8,309,995	1
	139,584,500	9
	40,000,000	10
Frances T. Yuyucheng	1	2
Rena Rico-Pamfilo	1	3
Maria Tara A. Mercado	1	4
Yuk Man Chung	1	7
William Todd Nisbet	1	8

C.	MCE Leisure (Philippines) Corporation

Shareholder	No. of Shares	Stock Certificate No.
MCE Holdings No. 2 (Philippines) Corporation	8,309,995	1
	139,584,500	9
	40,000,000	10
Frances T. Yuyucheng	1	2
Rena Rico-Pamfilo	1	3
Maria Tara A. Mercado	1	4
Yuk Man Chung	1	7
William Todd Nisbet	1	8

Exhibit A FORM OF NOTICE OF AVAILMENT

[Date of Availment]

[Facility Agent]

[Address]

Attention: [Name/Title]

Gentlemen:

We refer to the Notes Facility and Security Agreement dated [—] among [—] and the other parties named therein (the “Agreement”). Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

In accordance with Section 2.2(a) of the Agreement, the Issuer hereby gives notice of its intent to avail of the Facility on [—], or if not a Banking Day, on the next succeeding Banking Day, the amount(s) set out below:

AVAILMENT (Indicate Tranche)	AMOUNT

Total

Kindly make the proceeds of the Advances available by crediting the amount thereof to Account No. [—] with [—].

Very truly yours,

[—]

By:

[Name]
[Position]

Exhibit B FORM OF PROMISSORY NOTE

[Issue Date]	MATURITY DATE: [—]

For value received, MCE Leisure (Philippines) Corporation (the “Issuer”) unconditionally promises to pay to the order of [—] (the “Noteholder”) the principal sum of [—], Philippine Currency, together with stipulated interest thereon, pursuant to the terms of the Notes Facility and Security Agreement dated [—] among the Issuer, [—] and the other parties named therein. (the “Agreement”), to which reference is hereby made and which are herein incorporated by reference. The Issuer will pay interest semi-annually in arrears on [—] and [—] of each year, or if any such day is not a Banking Day, on the next succeeding Banking Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be                     , 20    . Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

The Issuer further promises to pay any default interest and penalties to the Noteholder on amounts due and owing to the Noteholder at the rates and in the manner provided and calculated in accordance with the provisions of the Agreement.

The principal of and interest on this Note shall be payable without counterclaim, free and clear of and without deduction for Taxes, restrictions or conditions of any nature as provided under the Agreement. If the Issuer is required to make any such deduction or withholding from any such payment, the Issuer shall pay such additional amounts as are provided in the Agreement.

Should an Event of Default occur and be continuing, the principal of, and the interest accrued on, this Note may be declared due and payable in the manner and with the effect provided in the Agreement, presentment, demand, protest or notice of any kind being expressly waived by the Issuer except as provided in the Agreement.

THIS NOTE IS AN EXEMPT SECURITY UNDER SRC RULE 9.2(2)(B) OF THE “AMENDED IMPLEMENTING RULES OF THE SECURITIES REGULATION CODE” PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 9.2 OF THE SECURITIES REGULATION CODE (REPUBLIC ACT NO. 8799) AND ACCORDINGLY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS NOTE MAY NOT (1) BE ASSIGNED TO ANY ONE OTHER THAN A PRIMARY INSTITUTIONAL LENDER IN ACCORDANCE WITH SRC RULE 9.2(2)) (B) OR (2) BE HELD BY MORE THAN NINETEEN (19) PRIMARY INSTITUTIONAL LENDERS AT ANY ONE TIME. ANY ASSIGNMENT OR TRANSFER OF THE NOTES ARE SUBJECT TO THE CONDITIONS OF THE SAID SRC RULE 9.2.2(B) AND NO TRANSFERS OR ASSIGNMENTS OF THIS NOTE SHALL BE VALID IF SUCH TRANSFER OR ASSIGNMENT IS TO A NON-QUALIFIED TRANSFEREE AND/OR WILL RESULT IN THE NOTES BEING HELD BY MORE THAN NINETEEN (19) PRIMARY INSTITUTIONAL LENDERS.

In case of conflict between the provisions of this Note and the Agreement, the terms and conditions of the Agreement shall prevail.

[—]

By:

[Name]

[Title]

Signed in the presence of:

Exhibit C FORM OF AVAILMENT CERTIFICATE

[Date of Availment]

[—]

Attention: [Name/Title]

Gentlemen:

We refer to the Notes Facility and Security Agreement dated [—] among the [—] and the other parties named therein (the “Agreement”). Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

In accordance with Section 9.1 of the Agreement, the Issuer hereby certifies that as of the date of this Certificate:

(a)	no event has occurred which constitutes, or which with the giving of notice or the passing of time, or both, would constitute, an Event of Default under the Agreement;

(b)	all the representations and warranties of the Issuer contained in Section 7.2 (Repetition of Representations and Warranties) or any certificate issued by Issuer pursuant thereto or otherwise in connection therewith with reference to the facts and circumstances existing at the date of this certification remain true and correct;

(c)	all applicable conditions for Availment required under Section 9 (Conditions Precedent) of the Agreement have been fulfilled, and all documents heretofore delivered to the Noteholder pursuant to Schedule III of the Agreement continue in full force and effect; and

(d)	the Issuer is in compliance with all terms and conditions set forth in the Agreement on its part to be observed and performed.

Very truly yours,

[—]

By:

[Name] [Position]

Exhibit D FORM OF DISCLOSURE STATEMENT

DISCLOSURE STATEMENT ON LOAN/CREDIT TRANSACTION

(As Required under Republic Act No. 3765, Truth in Lending Act)

NAME OF ISSUER:
ADDRESS:

1.	LOAN GRANTED (Amount to be financed)			(Peso) (A)
2.	FINANCE CHARGES		Not Deducted From	Deducted From
PROCEEDS OF LOAN
	a. Interest % p.a. from to		_____________	_____________

	( ) Simple ( ) Compound	( ) Monthly ( ) Quarterly ( ) Semi-Annually ( ) Annually

	b. Non-Interest Charges		(Peso)	(Peso)
	c. Commitment Fee		(Peso)	(Peso)
	d. Guarantee Fee		(Peso)	(Peso)
	e. Other charges incidental to the extension of credit Specify):		(Peso)	(Peso)
	Total Finance Charges		(Peso)	(Peso) (B)
3.	NON-FINANCE CHARGES
	a. Insurance Premium		(Peso)	(Peso)
	b. Taxes		(Peso)	(Peso)
	c. Documentary Stamp Tax		(Peso)	(Peso)
	d. Notarial Fees		(Peso)	(Peso)
	e. Others (Specify):		(Peso)	(Peso)
	Total Non-Finance charges		(Peso)	(Peso) (C)
4.	TOTAL DEDUCTIONS FROM PROCEEDS OF LOAN (B + C)		(Peso) (D)
5.	NET PROCEEDS OF LOAN (A - D)		(Peso)
6.	PERCENTAGE OF FINANCE CHARGES TO TOTAL OF AMOUNT FINANCED		%
7.	EFFECTIVE INTEREST RATE		% p.a.
8.	SCHEDULE OF PAYMENT
	a. Single Payment due on		(Peso)
	b. Total Installment Payments		(Peso)
Payable in months/year
At (Peso) each installment
9.	COLLATERAL
This loan is wholly/partly secured by (check)
	( ) real estate		( ) chattels
	( ) government securities/ deposits/ placements		( ) continuing suretyship
	( ) shares of stock		( ) assignment of receivables
( ) UNSECURED
10.	ADDITIONAL CHARGES IN CASE CERTAIN STIPULATIONS ARE NOT MET BY THE ISSUER

Nature	Amount
(Peso)
(Peso)
(Peso)

CERTIFIED CORRECT:

[NOTEHOLDER]
[Name]
[Title]

I acknowledge receipt of a copy of the Disclosure Statement prior to the consummation of the credit transaction and that I understand and fully agree to the terms and conditions thereof.

[—]

By:

[Name]
[Position]

Exhibit E FORM OF COMPLIANCE CERTIFICATE

[Date]

[—]

Attention: [Name/Title]

Gentlemen:

We refer to the Notes Facility and Security Agreement dated [—] among the [—] and the other parties named therein (the “Agreement”). Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

In accordance with Section 8.2(b) (Compliance Certificate) of the Agreement, the Issuer hereby certifies that as of the date of this Certificate, no Default is continuing.

Very truly yours,

[—]

By:

[Name]
[Position]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Exhibit F FORM OF SECTION 15.9 NOTICE

[Date]

[—]

Attention: [Name/Title]

Gentlemen:

We refer to the Notes Facility and Security Agreement dated [—]among [—]and the other parties named therein (the “Agreement”). Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

In accordance with Section 15.9 of the Agreement, the undersigned Noteholder hereby assigns to [name of transferee], all of its rights and interests in the Note up to the amount of [—].

Very truly yours,

[NOTEHOLDER]

By:

[Name]
[Position]

Exhibit G FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT

This ACCESSION AGREEMENT (“this Accession Agreement”) is made and executed this [—]th day of [—] by and between:

[—NEW SUBSIDIARY], a corporation organized and existing under the laws of the Republic of the Philippines, with principal office address at [—] (the “Acceding Party”);

and

PHILIPPINE NATIONAL BANK – TRUST AND BANKING GROUP, a banking corporation established under the laws of the Republic of the Philippines and authorized to perform trust and other fiduciary functions, with principal office address at [—], in its capacity as Security Trustee (the “Security Trustee”) for the Secured Parties (as such term is defined below).

RECITALS

(A)	On [—], [—name of parent company] (the parent company of the [—New Subsidiary], the Security Trustee and various other parties entered into an Notes Facility and Security Agreement (the “Notes Facility Agreement”), pursuant to which [—name of parent company] has made an undertaking to cause its future Subsidiaries [to be a Guarantor] [where applicable, to be a Pledgor] under the Notes Facility Agreement.

(B)	[The Acceding Party is a new Subsidiary of MCP, having been incorporated after the date of the Notes Facility Agreement. The Acceding Party is willing to constitute a pledge over the shares described in Annex A hereof (the “Shares”) in [—name of the Relevant Company] (a “Relevant Company”) in favour of the Security Trustee for the benefit of the Secured Parties (as such term is defined in the Notes Facility Agreement).] [The Acceding Party is willing to guarantee the Secured Obligations (as such term is defined in and) under the Notes Facility Agreement.]

NOW, THEREFORE, the parties hereto agree as follows:

(1)	Unless otherwise defined in this Accession Agreement, capitalized terms shall have the meanings set forth in the Notes Facility Agreement, unless the context otherwise requires.

(2)	The Acceding Party agrees with each other person who is or who becomes a party to the Finance Documents that, with effect on and from the date hereof, it will be bound by the Finance Documents [as a Guarantor] [and as Pledgor] and that it shall perform all of the undertakings and agreements set out in the Finance Documents and given by [a Guarantor] [and Pledgor].

(3)	[The Acceding Party hereby pledges, assigns, hypothecates, transfers, delivers, sets over and grants to the Security Trustee for the benefit of the Secured Parties, all of its right, title and interest in and to (i) the shares of [—] (a “Relevant Company”), which shares are described in Annex A hereof (including shares held by the nominees of the Acceding Party which are pledged hereunder in the Acceding Party’s capacity as Beneficial Owner thereof and as trustor and attorney-in-fact of such nominees), and (ii) the Additional Pledged Shares (as such term is defined in the Notes Facility Agreement), whether now owned or existing or hereafter acquired which shall at all times be a continuing security interest of the first priority securing the Secured Obligations.]

(4)	[The Acceding Party acknowledges and agrees that (i) a Pledge has been granted, created, established and constituted on shares more fully described in Annex A hereof in favor of the Security Trustee, (ii) such Pledge is subject to the same provisions, terms and conditions of the Notes Facility Agreement as are applicable to the Pledge on the Pledged Shares thereunder, and (iii) from and after the date hereof, the said shares shall form part of the Pledged Shares under the Notes Facility Agreement.]

(5)	[The parties hereto confirm that the Shares shall serve as security for the faithful performance of the Secured Obligations.]

(6)	[The Acceding Party agrees with each other person who is or who becomes a party to the Finance Documents that, with effect on and from the date hereof, it will be bound by the Finance Documents as [a Pledgor][a Guarantor] and that it shall perform all of the undertakings and agreements set out in the Finance Documents and given by a [a Pledgor][a Guarantor].

(7)	This Accession Agreement will be governed by and construed in accordance with the laws of the Republic of the Philippines

IN WITNESS WHEREOF, this Accession Agreement has been executed on behalf of the parties by their duly authorized representatives as of the date first written above.

[NAME OF ACCEDING PARTY]
New Pledgor

By:

[Name]
[Position]

PHILIPPINE NATIONAL BANK
TRUST AND INVESTMENTS GROUP
Security Trustee

By:

[Name]
[Position]

Signed in the presence of:

[—]	[—]

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	)
CITY OF MAKATI	) S.S.

BEFORE ME, a Notary Public for and in the City named above, this [—] day of [—], personally appeared the following:

Name	Passport Number	Date and Place of Issue

Identified by me, through competent evidence of identity, to be the same person who executed the foregoing instrument and who acknowledged to me that same is his free and voluntary acts and deed as well as that of the company which he represents.

This Accession Agreement consists of             pages including this page where the Acknowledgment is written has been signed by him and every page of which is sealed with my notarial seal.

WITNESS MY HAND AND SEAL on the date and place hereinabove mentioned.

Doc. No.             ;

Page No.             ;

Book No.             ;

Series of 201            .

Exhibit H FORM OF WRITTEN TRANSFER INSTRUCTIONS

[Date]

[—]

ATTENTION:	[—]
RE:	[—] Billion Note Facility [—]

Gentlemen:

Please be advised that we have transferred the Notes held by us in the amount of [PHP            ] to             [Name of Transferee]            (the “Transferee”), in accordance with the terms and conditions of the Agreement.

In view of the foregoing, we hereby instruct you to register the said transfer upon your evaluation of the following documents, which are enclosed herewith:

1.	Proof of the qualified status of the Transferee

2.	Written consent of the Transferee to be bound by the terms and conditions of the Notes.

3.	Original Note for cancellation

4.	Documents from the transferee:

(c)	articles of incorporation

(d)	by-laws

(e)	Securities and Exchange Commission certificate of registration duly authenticated by its corporate secretary

(f)	secretary’s certificate authorizing the transfer and acceptance of the Note and appointing the officers authorized to transact with the Facility Agent with specimen signatures

(g)	two valid identification documents of each of such authorized officers;

5.	Proof of payment of Taxes, if any is due

6.	Settlement account details of the Transferee

We confirm that our transfer of the Note complies with all requirements under SRC Rule 9.2 (2) (B) of the amended implementing Rules of the Securities Regulation Code.

[NOTEHOLDER]

By:

[Name]
[Position]

Exhibit I FORM OF WRITTEN CONSENT OF A TRANSFEREE

NOTEHOLDER

[Date]

[—]

ATTENTION:	[—]
RE:	[—]

Gentlemen:

[Noteholder] has transferred to [me/us] the Notes held by [him/it] in the amount of [PHP            ], in accordance with the terms and conditions of the Agreement.

In this connection, [I/we] certify that [I/we] have read and understood the terms and conditions of the Agreement, and [I/we] hereby consent to be bound by such terms and conditions of the Agreement as fully and to all intents and purposes as if we were an original party to the said agreement.

[TRANSFEREE]

By:

[Name]
[Position]

Exhibit J SETTLEMENT ACCOUNT DETAILS NOTICE

[Date]

[—]

SUBJECT : [—]

Gentlemen:

Please remit to the settlement account details of [Noteholder] for all receipts of cleared funds representing interest, coupon payments, dividends, other income received by [—] in relation to its function as Facility Agent, net of any fees and remittance charges:

Beneficiary Bank	:
SWIFT Code	:
Beneficiary Name	:
Beneficiary Address	:
Account Number	:

Thank you.

Yours Faithfully,

Signature over Printed Name Authorized Signatory	Signature over Printed Name Authorized Signatory

EXHIBIT K OPTIONAL REDEMPTION NOTICE

[Date]

[Facility Agent]

[Address]

Attention: [Name/Title]

Gentlemen:

We refer to the Notes Facility and Security Agreement dated [—] among [—] and the other parties named therein (the “Agreement”). Capitalized terms used herein shall have the same meanings as ascribed to them under the Agreement.

In accordance with Section 2.5(a) of the Agreement, the Issuer hereby gives notice of its intent to redeem, on the Optional Redemption Date or if not a Banking Day, on the next succeeding Banking Day, all of the Notes.

This notice, once received by the Facility Agent, shall be irrevocable and binding on the Issuer.

Very truly yours,

[—]

By:

[Name]
[Position]

EXHIBIT L FORM OF PLEDGE SUPPLEMENT

SUPPLEMENTAL PLEDGE NO. [—]

This Pledge Supplement No. [—] (this “Supplement”) dated as of [—], is entered into by and between [—], a universal banking corporation organized under the laws of the Philippines, authorized to perform trust and other fiduciary duties (the “Security Trustee”) and [—], a corporation duly organized and existing under the laws of [—] (the “Pledgor”).

RECITALS

(A)	The Pledgor, the Security Trustee and [—]. (the “Issuer”) executed an Notes Facility and Security Agreement dated as of [—] (the “Agreement”) to provide for, among others, security for the obligations of the Issuer referred to in the Agreement.

(B)	The Agreement provides that the Pledgor shall execute Pledge Supplements for the purposes stated therein.

(C)	In fulfillment of the continuing obligation of the Pledgor under the Agreement, the Pledgor desires to execute this Supplement with the Security Trustee.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Unless otherwise defined in this Supplement, capitalized terms shall have the meanings set forth in the Agreement, unless the context otherwise requires.

2.	The Pledgor hereby confirms and acknowledges that [new shares/additional shares of the Issuer have been issued to the Pledgor (collectively the “Additional Pledged Shares”), and (ii) the Additional Pledged Shares and the stock certificates covering them are now identified and more fully described in Annex A to this Supplemental Pledge Agreement.

3.	The Pledgor hereby acknowledges and agrees that (i) a Pledge has been granted, created, established and constituted, and hereby affirms that it is granting, creating, establishing and constituting a Pledge, on the Additional Pledged Shares in favor of the Security Trustee, (ii) such Pledge is subject to the same provisions, terms and conditions of the Agreement as are applicable to the Pledge on the Pledged Shares thereunder and (iii) from and after the date hereof, the Additional Pledged Shares shall form part of the Pledged Shares under the Agreement.

4.	The parties hereto confirm that the Additional Pledged Shares shall serve as security for timely payment, discharge, observance and performance of the Secured Obligations under the Agreement.

IN WITNESS WHEREOF, this Pledge Supplement has been executed on behalf of the parties by their duly authorized representatives as of the date first written above.

[Pledgor]
By:
[Name]
[Position]

[Security Trustee]

By:

[Name]
[Position]

[Name]
[Position]

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	}
CITY	}ss.

BEFORE ME, a Notary Public in and for [—], on this [—] personally appeared:

Name	Passport No./CTC No.	Date/Place Issued

who were identified by me through competent evidence of identity to be the same persons described in the foregoing Pledge Supplement, who acknowledged before me that their respective signatures on the instrument were voluntarily affixed by them for the purposes stated therein, and who declared to me that they have executed the instrument as their free and voluntary act and deed and that of the entities which they respectively represent.

This Pledge Supplement, consists of [•] pages, including the Annexes thereto, and the page where this acknowledgment is written, are signed by the parties and their instrumental witnesses on the left margin of the other pages hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal this                          at                                         .

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